Exhibit 99.2
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
Filed by the registrant ☑
Filed by a party other than the registrant ☐
Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
SUNAIR SERVICES CORPORATION

(Name of Registrant as Specified in Its Charter)
Payment of filing fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date Filed:

SUNAIR SERVICES CORPORATION
1350 E. NEWPORT CENTER DRIVE, SUITE 201
DEERFIELD BEACH, FLORIDA 33442

November 20, 2009

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Sunair Services Corporation (“Sunair’’) on December 14, 2009 at 11:00 a.m. Eastern Daylight Time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441.

The board of directors of Sunair has approved a merger agreement providing for the merger of Sunair with and into Buyer Acquisition Company, Inc. (“Merger Sub”), a wholly-owned subsidiary of Massey Services, Inc. (“Massey”). If the merger is completed, you will receive $2.75 in cash for each share of Sunair’s common stock that you own and Sunair will become a wholly owned subsidiary of Massey.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 28, 2009, by and among Sunair, Massey and Merger Sub. After careful consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information on Sunair from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless shareholders holding a majority of the outstanding shares of Sunair’s common stock as of October 14, 2009, the record date, approve the merger agreement. If you fail to vote on the merger agreement or fail to instruct your broker on how to vote, it will have the same effect as voting against the approval of the merger agreement.

On behalf of the board of directors, thank you for your continued support.

Sincerely,

/s/  Jack I. Ruff
Jack I. Ruff
President and Chief Executive Officer

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

THIS PROXY STATEMENT IS DATED NOVEMBER 20, 2009 AND IS FIRST BEING
MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER 24, 2009.

SUNAIR SERVICES CORPORATION
DEERFIELD BEACH, FLORIDA 33487

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD DECEMBER 14, 2009

A special meeting of the shareholders of Sunair Services Corporation, a Florida corporation (“Sunair”, “we,” “us” or “our”), will be held at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441, on December 14, 2009 beginning at 11:00 a.m., local time, for the following purposes:

1. Adoption of the merger agreement.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of September 28, 2009, among Massey Services, Inc. (“Massey”), Buyer Acquisition Company Inc., a wholly owned subsidiary of Massey (“Merger Sub”), and Sunair, pursuant to which, upon the merger becoming effective, each outstanding share of Sunair common stock (other than shares held by Massey, Merger Sub or any direct or indirect wholly owned subsidiary of Massey or Merger Sub) will be converted into the right to receive $2.75 in cash, without interest.

2. Adjournment of the Special Meeting.  To approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. Other Matters.  To transact such other business as may properly come before the special meeting or any adjournment thereof.

Only shareholders of record of our common stock as of the close of business on October 14, 2009, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own.  The merger cannot be completed unless shareholders holding a majority of the outstanding shares of Sunair’s common stock as of the record date approve the merger agreement. If you fail to vote on the merger agreement or fail to instruct your broker on how to vote, it will have the same effect as voting against the approval of the merger agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided and thus ensure that your shares will be represented at the meeting if you are unable to attend.

The board of directors of Sunair recommends that shareholders vote FOR the adoption of the merger agreement and FOR the approval of the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/  Jack I. Ruff
Jack I. Ruff
President and Chief Executive Officer

Deerfield Beach, Florida
November 20, 2009

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “Sunair,” “we,” “us” and “our” refer to Sunair Services Corporation.

The Parties to the Merger (page 17)

Sunair

Sunair, through its wholly owned subsidiary, Middleton Pest Control, Inc. (“Middleton”), with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs.

Sunair was incorporated in Florida on September 20, 1956. Sunair’s principal executive offices is located at 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442 and its telephone number is (561) 208-7400.

Massey

Massey, along with its subsidiaries, provides residential and commercial pest control, termite protection and lawn, tree and shrub care services in Florida, Georgia, and Louisiana. Its services include pest control, termite protection, drain line services, flying insect program, bird control program, termite protection, and landscape care, including GreenUP landscape services, such as soil testing, customized nutritional programs, weed control and prevention, insect control and prevention, disease control and prevention, tree and shrub care, and lawn aeration.

Massey was incorporated in the state of Florida on February 5, 1985. Massey’s principal executive office is located at 315 Groveland Street, Orlando, Florida 32804 and its telephone number is (407) 645-2500.

Merger Sub

Buyer Acquisition Company, Inc. (“Merger Sub”), a Florida corporation and a wholly owned subsidiary of Massey, was formed solely for the purpose of entering into the merger agreement with Sunair and completing the merger, and has not conducted any business operations.

Merger Sub was incorporated in the state of Florida on September 21, 2009. Merger Sub’s principal executive office is located at 315 Groveland Street, Orlando, Florida 32804 and its telephone number is (407) 645-2500.

The Special Meeting (page 13)

Date, Time, Place and Purpose.  The special meeting will be held on December 14, 2009, at 11:00 a.m., local time, at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441. At the special meeting, you will be asked to consider and vote upon proposals to:

(i) approve the merger agreement;

(ii) adjourn the special meeting, if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

(iii) transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

Record Date and Voting.  Only shareholders who hold shares of our common stock at the close of business on October 14, 2009, the record date (“record date”) for the special meeting, will be entitled to vote at the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 13,093,588 shares of our common stock outstanding.

Vote Required.  The approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of our common stock as of the record date. The proposal to approve the adjournment of the special meeting if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting.

Coconut Palm Proxy (page 14)

Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”) has the power to vote shares of Sunair’s common stock owned by its limited partners pursuant to proxy agreements executed by its limited partners upon redemption of their partnership interests. Richard Rochon, our Chairman, and Mario Ferrari, our Vice Chairman, are deemed to be the beneficial owners of Coconut Palm. Mr. Rochon and Mr. Ferrari have advised us that they will not exercise their proxy authority to vote the shares of Sunair’s common stock owned by Coconut Palm’s former limited partners (“limited partners”) at the special meeting held on December 14, 2009 and these limited partners will be entitled to vote these shares at the special meeting held on December 14, 2009. Mr. Rochon and Mr. Ferrari’s decision not to exercise their proxy to vote the shares of Sunair’s common stock owned by the limited partners is only for the proposals to be presented at the special meeting held on December 14, 2009, and they reserve the right to exercise their proxy voting authority for the limited partners at any subsequent meetings of shareholders or on any matters approved by written consent.

There is litigation relating to the validity of the Coconut Palm proxy. See “Coconut Palm Proxy — Litigation” on page 15.

Certain Effects of the Merger (page 32)

If the merger agreement is adopted by our shareholders and the other conditions to closing are satisfied, Merger Sub will merge with and into Sunair, the separate corporate existence of Merger Sub will cease, and Sunair will continue as the surviving corporation, wholly owned by Massey. Upon completion of the merger, our common stock (other than shares held by Massey) will be converted into the right to receive $2.75 per share, without interest and less any required withholding taxes. The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as a shareholder.

Recommendation of Our Board of Directors (page 25)

After careful consideration, our board of directors approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with our management team, legal and financial advisors and our special committee. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger — Reasons for the Merger” beginning on page 24.

Opinion of Hyde Park Capital (page 26)

On September 27, 2009, Hyde Park Capital rendered its oral opinion to our board of directors (which was subsequently confirmed in writing by delivery of Hyde Park Capital’s written opinion dated September 28, 2009) to the effect that, as of September 28, 2009, the merger consideration to be received by the holders of Sunair common stock in the merger was fair to the holders of Sunair common stock from a financial point of view.

Hyde Park Capital’s opinion was directed to Sunair’s board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of Sunair common stock in the merger and not any other aspect or implication of the merger. The summary of Hyde Park Capital’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Hyde Park Capital in preparing its opinion. Sunair encourages its shareholders to carefully read the full text of Hyde Park Capital’s written opinion. However, neither Hyde Park Capital’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any Sunair shareholder as to how Sunair shareholders should act or vote with respect to the proposed merger. We paid Hyde Park Capital a customary fee in connection with the delivery of its opinion. See “The Merger — Opinion of Hyde Park Capital.”

Goodwill Impairment (page 30)

In conjunction with the merger and agreed upon purchase price, Sunair concluded that it needed to take a goodwill impairment in September 2009. The amount of the goodwill impairment is approximately $14.2 million for the quarter ended September 30, 2009. See “Goodwill Impairment” on page 30.

Financing (page 45)

Massey estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $54 million, which includes approximately $36,007,367 million to be paid to our shareholders, with $287,192.50 to cash out existing options and the remainder to be applied to pay our outstanding debt and fees and expenses incurred in connection with the merger and the related transactions. These payments are expected to be funded with a $33 million senior credit facility from SunTrust Bank and M&I Marshall and Ilsley Bank (“M&I Bank”). In addition, Massey has received a commitment letter from AEA Mezzanine Management LP (“AEA Mezzanine”) for additional financing of up to $20 million.

Effect on Stock Options and Warrants (page 39)

Stock Options

At the effective time of the merger, all outstanding options to purchase shares of our common stock will be cancelled by us and will be converted into the right to receive a cash payment equal to the excess, if any, of $2.75 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the applicable option, whether or not then exercisable, without interest and less any applicable withholding tax. If the exercise price per share of any option is $2.75 or greater, the holder thereof will not receive any cash payment when the option is cancelled.

Warrants

We currently have warrants outstanding to purchase an aggregate of 6 million shares of our common stock, at prices of $6.30 per share for 1 million warrants and $7.00 per share for 5 million warrants, which expire on dates ranging from February 7, 2010 through January 27, 2011. Massey has agreed to assume these warrants and at the effective time each outstanding and unexercised warrant shall be assumed by the surviving corporation on the same terms and conditions. If a warrant holder exercises a warrant after the merger is closed, the surviving company has made provision so that the holder upon exercise of all or any part of the holder’s warrant by paying the exercise price specified in the warrant agreement, either $6.30 per share or $7.00 per share, shall be entitled to receive upon such exercise, the cash, $2.75 per share, that such warrant holder would have been entitled to receive if such warrant holder had exercised the warrant prior to the closing.

Interests of Our Directors and Executive Officers in the Merger (page 33)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	our directors and executive officers will receive cash consideration for their stock options to the extent the exercise price of such options is less than $2.75 per share;

•	in the event that certain executive officers or an officer resigns from their employment for good reason or are terminated without cause following completion of the merger, they are entitled to the severance benefits described under “The Merger — Interests of Our Directors and Executive Officers in the Merger”;

•	the merger agreement provides for indemnification by Massey and liability insurance arrangements for each of our current and former directors and officers for a period of six years after completion of the merger, in each case for certain events occurring at or before the effective time of the merger; and

•	RPC Financial Advisors, LLC (“RPC”), a company affiliated with two of our directors and our chief executive officer, will receive a payment equal to two percent (2%) of Sunair’s enterprise value, as determined by using the most recently available financial statements of Sunair at the closing. Based on Sunair’s financial statements as of June 30, 2009, RPC would have received a transaction fee equal to $1,090,386.

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

No Appraisal Rights (page 36)

Under Florida law, you do not have appraisal rights in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger (page 36)

For U.S. federal income tax purposes, the merger will be treated as a sale of the shares of our common stock for cash by each of our shareholders that receives cash pursuant to the merger. As a result, in general, each shareholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such shareholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the shareholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the time of the merger. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the merger.

Regulatory Approvals (page 38)

Except for filing of articles of merger in Florida at or before the effective date of the merger and filing the proxy statement with the Securities and Exchange Commission (“SEC”), we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Surrender of Certificates and Receipt of Merger Consideration (page 39)

Shortly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Sunair shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Competing Transaction Proposals (page 44)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Sunair. Despite these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to a bona fide written takeover proposal or terminate the merger agreement and enter into an agreement with respect to a superior proposal if we pay a termination fee. We are required to pay a termination fee ranging from $2.75 million to a maximum of $3.5 million, which depends on when the merger agreement is terminated and Massey’s costs of obtaining financing extensions or closing on the financing. We are required to pay this termination fee within 6 months after we terminate the merger agreement.

Conditions to Consummation of the Merger (page 46)

We and Massey will not complete the merger unless a number of conditions are satisfied or waived, as applicable, including approval by our shareholders of the merger agreement and Massey having sufficient funds at closing to satisfy all of its obligations under the merger agreement, including payment in full of the merger consideration.

Deposit (page 47)

Massey deposited $4 million in an escrow account on the date of signing the merger agreement. If the merger agreement closes, this deposit will be applied to Sunair’s closing expenses and any remaining amount will be deposited in the exchange fund and the paying agent will use the funds to pay the merger consideration to Sunair’s shareholders. If the merger agreement does not close, this deposit will be returned to Massey, unless Sunair terminates the merger agreement in situations where it is entitled to a termination fee. If Sunair is entitled to a termination fee, the $4 million deposit will be advanced to Sunair by the escrow agent as payment in full of the termination fee.

Termination of the Merger Agreement (page 47) and Termination Fees (page 48)

The merger agreement contains provisions addressing the circumstances under which we or Massey may terminate the merger agreement. We are required to pay Massey a termination fee of $2.75 million if we terminate the merger agreement on or before November 15, 2009 because we have received a superior acquisition proposal. If we terminate the merger agreement after November 15, 2009 because we have received a superior acquisition proposal, the amount of the termination fee is equal to $2.75 million plus the actual cost of lender’s fee paid by Massey to extend the termination date of the financing letters beyond November 15, 2009 or to close on such financing, up to a maximum of $3.5 million. We are required to pay this termination fee within six months after the date of the termination of the merger agreement.

Massey will pay us a termination fee of $4 million if (i) we terminate the merger agreement because the merger has not closed on or before February 25, 2010 due to the failure of Massey to satisfy any of its obligations under the merger agreement or (ii) Massey has breached its covenants and obligations under the merger agreement, and these matters can not be cured, if curable, with 30 days notice, provided that in both situations we can not be in breach of any of our obligations under the merger agreement.

Market Price of Our Common Stock (page 49)

Our common stock is listed on the American Stock Exchange (the “AMEX”) under the trading symbol “SNR”. The closing sale price of our common stock on the AMEX on September 28, 2009, which was the last trading day before we announced the merger, was $1.84. On November 19, 2009, the last trading day before the date of this proxy statement, the closing price of our common stock on AMEX was $2,69.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of our shareholders will be held at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441, on December 14, 2009, beginning at 11:00 a.m., local time.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the following:

• Approval of the merger agreement (Proposal 1);

• Approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement (Proposal 2); and

• The transaction of any other business that may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	How does the board of directors recommend that I vote?

A:	Our board of directors recommends that you vote:

• “FOR” the approval of the merger agreement (Proposal 1); and

• “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement (Proposal 2).

Q:	How many shares must be present or represented at the special meeting in order to conduct business?

A:	A quorum of shareholders is necessary to hold a valid special meeting. A quorum is present at the special meeting if a majority of the outstanding shares of our common stock entitled to vote on the record date are present in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:	What vote of our shareholders is required to approve the proposals?

A:	The vote requirements to approve the proposals are as follows:

• The proposal to approve the merger agreement (Proposal 1) requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the record date for the special meeting. Because the required vote is based on the number of shares of our common stock outstanding and not the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the merger agreement; and

• The proposal to approve the adjournment of the special meeting (Proposal 2), if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence or a quorum, the affirmative votes of the holders of a majority of the shares of our common stock represented at the special meeting. If a quorum is present, abstentions will not count as a vote cast on the proposal to adjourn the meeting, if necessary or appropriate to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. As a result if a quorum is present and you abstain, it will have no effect on this proposal. If a quorum is not present, then an abstention or broker non-vote will have the same effect as a vote against this proposal.

We urge you to complete, sign and return the enclosed proxy card to assure the representation of your shares of Sunair’s common stock at the special meeting.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record as of the close of business on October 14, 2009, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. On the record date, 13,093,588 shares of our common stock were outstanding and entitled to be voted at the special meeting.

Q:	What do I need to do now? How do I vote?

A:	We urge you to carefully read this proxy statement, including its annexes and any documents referred to herein in their entirety, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing, dating and mailing the accompanying proxy card and returning it in the envelope provided. If you are a registered shareholder and you attend the special meeting, you may deliver your completed proxy card in person or vote at the special meeting.

Please do NOT send in your stock certificates at this time.

If your shares of our common stock are held in “street name” by your broker, be sure to give your broker instructions on how you want to vote your shares because your broker will not be able to vote on the merger agreement proposal without instructions from you. See the question below “If my broker holds my shares in ‘street name,’ will my broker vote my shares for me?”

Q:	What if I return my proxy card but do not provide voting instructions?

A:	If you sign and return your proxy card and do not indicate how you want to vote, your proxy card will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies, and in accordance with the recommendation of our board of directors on any other matters properly brought before the meeting for a vote.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Yes, but only if you provide specific instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Unless you follow the instructions, your shares will not be voted and will have the same effect as if you voted against the approval of the merger agreement.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many of our shareholders hold their shares through a broker, trustee or other nominee (such as a bank) rather than directly in their own name. As summarized below, there are some distinctions between shares owned of record and those owned beneficially.

• Shareholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered to be the shareholder of record with respect to those shares and these proxy materials are being sent directly to you. As the shareholder of record, you have the right to grant your proxy directly to us or to vote in person at the special meeting. We have enclosed a proxy card for you to use.

• Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee (such as a bank), you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you, together with a voting instruction card by your broker, trustee or nominee. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote and you may also attend the special meeting.

Q:	May I attend the special meeting?

A:	You are entitled to attend the special meeting only if you were a shareholder as of the close of business on the record date or if you hold a valid proxy for the special meeting. You should be prepared to present photo identification for admittance to the special meeting. If you are a shareholder of record, your name will be verified against the list of shareholders of record on the record date prior to your being admitted to the special meeting. If you are not a shareholder of record but hold shares in “street name” through a broker, trustee or other nominee, you should provide proof of beneficial ownership on the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided to you by your broker or other nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the procedures outlined above, you will not be admitted to the special meeting.

Q:	Should I send in my stock certificate(s) now?

A:	NO. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY. After the merger is completed, you will receive written instructions, including a letter of transmittal, for exchanging your shares of our common stock for the merger consideration of $2.75 per share in cash, without interest and less applicable withholding tax.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares of our common stock reflected on your proxy card are voted at the special meeting. If you hold your shares in your name, you have the unconditional right to revoke your proxy at any time prior to its exercise by employing any of the following three methods:

• first, you can deliver to our Corporate Secretary, at our offices located at 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442, a written notice (dated later than the date of your proxy card) stating that you would like to revoke your proxy;

• second, you can submit by mail a proxy dated after the date of the proxy you wish to revoke, provided the new proxy is received before the polls close at the special meeting; or

• third, you can attend the meeting and vote in person.

Any written notice of revocation should be delivered to our Corporate Secretary at or before the taking of the vote at the special meeting. Revocation of your proxy, without any further action, will mean your shares will not be voted at the special meeting or counted towards satisfying the quorum requirements. Your attendance at the special meeting will not revoke your proxy unless you specifically request to vote at the special meeting.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change your vote. You cannot vote shares held in “street name” by returning a proxy card directly to us or by voting in person at the special meeting, unless you obtain a legal proxy from your bank, broker or other nominee.

Q:	Who will bear the cost of the solicitation?

A:	The expense of soliciting proxies in the enclosed form will be borne by Sunair. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication.

Q:	What does it mean if I receive more than one set of voting materials?

A:	If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for submitting a proxy on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of Sunair common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $2.75 per share in cash to be received by our shareholders in the merger. In order to receive the $2.75 per share, you must hold your shares through the completion of the merger.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the merger no later than five business days after all closing conditions contained in the merger agreement have been satisfied or waived. See “The Merger Agreement — Conditions to the Merger.”

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that will explain how to exchange your shares for the cash consideration to be paid in the merger. When you properly complete and return the required documentation described in the written instructions, you will receive from the paying agent a payment of the cash consideration for your shares.

Q:	Am I entitled to appraisal rights?

A:	No, you do not have appraisal rights in connection with the merger.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the special meeting or the merger, including the procedures for voting your shares, or if you would like additional copies, without charge, of this proxy statement, you should contact our Corporate Secretary at (561) 208-7400. If your broker holds your shares, you may also call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “should,” “plan,” “intend,” “project” and similar expressions. For each of these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

•	the current market price of our common stock may reflect a market assumption that the merger will occur, and a failure to complete the merger could result in a decline in the market price of our common stock;

•	the occurrence of any event, change or other circumstances that could give rise to a termination of the merger agreement;

•	under certain circumstances, we may have to pay a termination fee to Massey of $2.75 million up to a maximum of $3.5 million;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to close for any other reason, including Massey’s inability to have adequate funds to purchase Sunair at closing;

•	our remedies against Massey with respect to certain breaches of the merger agreement may not be adequate to cover our damages;

•	the proposed transactions may disrupt current business plans and operations, and there may be potential difficulties in attracting and retaining employees as a result of the announced merger;

•	due to restrictions imposed in the merger agreement, we may be unable to respond effectively to competitive pressures, industry developments and future opportunities;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the costs, fees, expenses and charges we have incurred, and may incur, related to the merger, whether or not the merger is completed;

•	the risk that we may be subject to litigation in connection with the merger; and

•	other risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended September 30, 2008. See “Where You Can Find More Information” on page 52.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

Place, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at the Hilton Hotel, 100 Fairway Drive, Deerfield Beach, Florida 33441 on December 14, 2009, beginning at 11:00 a.m., Eastern Daylight Time, or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the adoption of the merger agreement. Our shareholders must adopt the merger agreement for the merger to occur. If the shareholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about November 24, 2009.

Record Date and Quorum

The holders of record of our common stock as of the close of business on October 14, 2009, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 13,093,588 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

The approval of the merger agreement requires the affirmative vote of the shareholders of a majority of our outstanding shares of common stock as of the record date of the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, it will effectively count as a vote against the approval of the merger agreement. The approval of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, that the number of shares voted in favor of adjournment are greater than those voted against, or (ii) in the absence of a quorum, the affirmative vote of the holders of a majority of the shares of our common stock represented at the special meeting. If you abstain from voting, either in person or by proxy, or do not instruct your broker or other nominee how to vote your shares, (i) if a quorum is present, it will not affect the adjournment, if necessary or appropriate, to permit further solicitation of proxies or (ii) if a quorum is not present, then an abstention will have the same effect as a vote against this proposal.

Coconut Palm Proxy

On February 8, 2005, Coconut Palm purchased 5 million units (“Units”) in Sunair for an aggregate purchase price of $25 million. Each Unit consisted of (i) one share of our common stock, (ii) one warrant to purchase one share of our common stock at an exercise price of $6 per share with a term of three years which expired on February 7, 2008 and (iii) one warrant to purchase one share of our common stock at an exercise price of $7 per share with a term of five years to expire on February 7, 2010. Coconut Palm obtained the $25 million for its investment in Sunair by selling limited partnership interests to accredited investors. Following the closing of its initial investment on February 8, 2005, Coconut Palm beneficially owned 5 million shares, or approximately 55.46% of Sunair’s then outstanding shares of common stock, exclusive of outstanding options and warrants. As of October 14, 2009, Coconut Palm beneficially owns 4,194,700 or 37.54% of Sunair’s outstanding shares of common stock, exclusive of outstanding options and warrants.

Since its initial purchase of Sunair’s Units on February 8, 2005 through the record date, Coconut Palm has distributed an aggregate of 4,928,998 shares of our common stock plus warrants to purchase 4,297,832 additional shares of common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. In connection with the distributions of shares, Coconut Palm’s limited partners granted to Coconut Palm Capital Investors II, Inc. (“Coconut Palm, Inc.”), the general partner of Coconut Palm, a proxy to vote, in its sole discretion, the securities owned by the limited partners at any meeting of Sunair’s shareholders, as well as in any action by written consent of Sunair’s shareholders.

Richard Rochon, our Chairman, and Mario Ferrari, our Vice Chairman, are deemed to be the beneficial owners of Coconut Palm and Coconut Palm, Inc. and exercise the proxy authority to vote the shares of Sunair’s common stock owned by the Coconut Palm limited partners. Mr. Rochon and Mr. Ferrari have advised us that they will not exercise their proxy authority to vote the shares of Sunair’s common stock owned by Coconut Palm’s former limited partners at the special meeting held on December 14, 2009 and these limited partners will be entitled to vote these shares at the special held meeting held on December 14, 2009. Mr. Rochon and Mr. Ferrari’s decision not to exercise their proxy to vote the shares of Sunair’s common stock owned by the limited partners is only for the proposals to be presented at the special meeting held on

December 14, 2009 and they reserve the right to exercise their proxy voting authority for the limited partners at any subsequent meetings of shareholders or on any matters approved by written consent.

There is litigation relating to the validity of the Coconut Palm proxy. See “Coconut Palm Proxy – Litigation” on page 15.

Coconut Palm Proxy Litigation

Lawsuit filed by the Dissident Group against Sunair

On February 19, 2009, Michael Brauser, Dru Schmitt and Michael Herman (the “Dissident Group”) filed a complaint in the Fifteenth Judicial Circuit Court (“Court” or the “Palm Beach Court”) in Palm Beach County, Florida against us, Coconut Palm and Coconut Palm Inc. The claims relate to the Dissident Group’s actions in February 2009 to take control of Sunair by replacing our current board with their six nominees and their claim that certain proxies granted to Coconut Palm Inc. by Mr. Brauser and Mr. Schmitt are not valid.

In the complaint, the Dissident Group demanded that (i) we provide it with a copy of our shareholder list and pre-addressed mailing labels for our shareholders as of January 28, 2009, the record date for our 2009 Annual Meeting of Shareholders (“Count I”), (ii) the Court issue a declaratory judgment relating to the validity of proxies granted to Coconut Palm Inc. by Mr. Brauser and Mr. Schmitt (“Count II”), and (iii) that the Court enjoin our Annual Meeting to be held on March 18, 2009 because our proxy materials contained misrepresentations and omissions of material facts (“Count III”). On March 17, 2009, Sunair, Coconut Palm and Coconut Palm Inc. filed a notice of removal to remove the lawsuit to the United States District Court, the Southern District of Florida (“Federal Court”), which the Palm Beach Court granted two days later. On April 16, 2009, the Dissident Group filed a motion to remand the lawsuit to the state court, the Palm Beach Court. On July 6, 2009, the Federal Court entered an order denying the motion to remand. On March 24, 2009, Sunair, Coconut Palm and Coconut Palm Inc. filed a motion to dismiss the lawsuit and the Dissident Group filed a response to this motion on May 18, 2009. Sunair, Coconut Palm and Coconut Palm, Inc. filed a reply to the Dissident Group’s response to the motion to dismiss on May 29, 2009. On August 10, 2009, the Federal Court granted the motion to dismiss as to Count III and denied the motion as to Counts I and II, without prejudice to Sunair, Coconut Palm and Coconut Palm, Inc. We believe this lawsuit is without merit and intend to continue to vigorously defend ourselves by, among other things, filing a motion for summary judgment on Counts I and II.

Complaint filed by Sunair against the Dissident Group

On March 12, 2009, we filed a complaint in the Federal Court against the Dissident Group and certain other co-defendants for violations of federal securities laws. The complaint relates to actions that have arisen in connection with the information statement that the Dissident Group filed with the SEC on January 28, 2009, as amended on February 25, March 6 and March 9, 2009 (collectively, the “Information Statement”), in which the Dissident Group sought to remove our current board of directors and replace it with their nominees.

The complaint alleges that the Dissident Group and certain other co-defendants unlawfully solicited proxies from our shareholders in violation of Section 14(a) and 14(c) of the Exchange Act of 1934, as amended (“Exchange Act”) in connection with their actions to take control of the Company and replace our current board of directors with their six nominees. It also alleges that the Information Statement filed by the Dissident Group omits material information relating to Mr. Brauser’s background.

With our lawsuit, we are seeking injunctive relief against the Dissident Group to prevent them from voting any proxies obtained in the unlawful proxy solicitation, requiring corrective disclosure in the Information Statement and establishing a 90-day cooling off period before the Dissident Group can commence any further activity relating to a change of control. The Dissident Group has filed motions for extension of time to respond to the Complaint. On September 1, 2009, the Federal Court granted an extension of time through September 30, 2009, for the Dissident Group to file an answer to the complaint. On September 3, 2009, the Federal Court stayed the lawsuit until the earlier of the following dates: (i) within three days of the sale of Sunair or (ii) November 1, 2009.

Dismissal of Lawsuits relating to Validity of the Coconut Palm Proxy at Closing

Massey has reached a settlement agreement with the Dissident Group that provides that at the closing of the merger (i) the Dissident Group will dismiss its lawsuit against Sunair, (ii) Massey will cause Sunair to dismiss its lawsuit against the Dissident Group and (iii) the Dissident Group will grant a general release to Sunair and Massey and their respective officers, directors and employees as to all potential claims by the Dissident Group.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of Sunair common stock will be voted “FOR” the adoption of the merger agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the stock exchanges (NYSE, NASDAQ and AMEX), brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the merger agreement (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” adoption of the merger agreement and any adjournment of the special meeting if a quorum is not present at the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of Sunair in writing, submit by mail a new proxy card dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

We do not expect that any matter other than the adoption of the merger agreement (and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Solicitation of Proxies

Sunair will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

THE PARTIES TO THE MERGER AGREEMENT

Sunair Services Corporation

Sunair, through its wholly owned subsidiary, Middleton, with headquarters located in Orlando, Florida, provides pest control and lawn care services to both residential and commercial customers. Middleton provides essential pest control services and protection against termites and insects to homes and businesses. In addition, Middleton supplies lawn care services to homes and businesses, which includes fertilization treatments and protection against disease, weeds and insects for lawns and shrubs. A detailed description of our business can be found in our Form 10-K for our fiscal year ended September 30, 2008 and other filings with the SEC. See “Where You Can Find More Information.”

Sunair was incorporated in the state of Florida on September 20, 1956. Sunair’s principal executive office is located at 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33442 and its telephone number is (561) 208-7400.

Massey Services, Inc.

Massey, along with its subsidiaries, provides residential and commercial pest control, termite protection and lawn, tree and shrub care services in Florida, Georgia, and Louisiana. Its services include pest control, termite protection, drain line services, flying insect program, bird control program, termite protection, and landscape care, including GreenUP landscape services, such as soil testing, customized nutritional programs, weed control and prevention, insect control and prevention, disease control and prevention, tree and shrub care, and lawn aeration.

Massey was incorporated in the state of Florida on February 5, 1985. Massey’s principal executive office is located at 315 Groveland Street, Orlando, Florida 32804 and its telephone number is (407) 645-2500.

Merger Sub

Merger Sub, a Florida corporation and wholly owned subsidiary of Massey, was formed solely for the purpose of entering into the merger agreement with Sunair and completing the merger, and has not conducted any business operations. Its address is c/o Massey Services, Inc., 315 Groveland Street, Orlando, Florida 32804, and its telephone number is (407) 645-2500.

Merger Sub was incorporated in the state of Florida on September 21, 2009. Merger Sub’s principal executive office is located at 315 Groveland Street, Orlando, Florida 32804 and its telephone number is (407) 645-2500.

THE MERGER

Background of the Merger

In July 2008, Richard Rochon, our chairman, was contacted by Harvey L. Massey, the chairman and CEO of Massey to discuss a possible combination of Sunair and Massey. Mr. Rochon and Mr. Massey met at Sunair’s executive offices in Boca Raton, Florida on July 3, 2008. At their initial meeting, Mr. Massey indicated that Massey would like to make an offer to acquire Sunair.

On July 28, 2008, Sunair received a letter from Massey in which it expressed an interest in acquiring Sunair through acquisition by merger with a subsidiary of Massey or another form of acquisition, at a price not to exceed $4.00 per share. In this letter, Massey proposed entering into a confidentiality agreement with Sunair for the purpose of gaining access to Sunair’s books, records and other confidential information for due diligence purposes and stated that it would be in a position to make a definitive proposal after it had completed its due diligence.

At this point, the board concluded that a special committee of the board should be formed to review the proposal. On August 1, 2008, the board authorized the formation of a special committee, comprised of three independent directors, to review the proposal received from Massey and to report its recommendations back to the full board. The members of the special committee were Robert Griffin, the Chairman, Dr. Arnold Heggestad and Charles P. Steinmetz.

The special committee held its first meeting on August 5, 2008. The meeting was attended by a representative of Akerman Senterfitt, who serves as Sunair’s and the special committee’s legal advisor. Our legal advisor reviewed with the special committee its fiduciary duties in the context of evaluating strategic alternatives, including a potential sale or merger of Sunair. The special committee discussed and concluded that it first wanted to determine the value of Sunair so that it could properly evaluate any offers from Massey or any other bidders. The special committee also discussed the engagement of an investment banking firm to render financial advisory and investment banking services to Sunair in connection with our consideration of the Massey proposal. The special committee decided to interview two investment banking firms, one of which was Hyde Park Capital.

On August 8, 2008, the special committee interviewed Hyde Park Capital and another investment banking firm. Each investment banking firm made presentations to the special committee and the special committee reviewed and discussed the presentations. The special committee determined that both firms were qualified and that it should proceed to negotiate an engagement on the best terms possible to provide valuation consulting and a fairness opinion relating to a possible sale of the company.

On August 12, 2008, we entered into an engagement letter with Hyde Park Capital in which it agreed to serve as our investment banking firm and provide financial advisory and investment banking services.

On September 16, 2008, Massey, through Michael Brauser, a shareholder of Sunair, sent us a non-binding summary of terms for the acquisition of all of Sunair’s issued and outstanding common stock through a merger with a subsidiary of Massey resulting in a cash payment to our shareholders of approximately $3.00 per share, subject to certain adjustments which may have resulted in a lower price per share. Massey also requested that Sunair agree not to enter into negotiations with any other companies during the 60 day period following the date of its letter.

On September 18, 2008, the special committee met to consider a response to Massey’s offer. The meeting was attended by legal counsel, who once again reviewed the fiduciary duties of the special committee, and representatives of Hyde Park Capital who discussed a number of different models for evaluating the value of Sunair. After a thorough review of the Massey offer, the special committee decided to reject Massey’s offer based on the proposed purchase price adjustments and the contingencies of the offer, including uncertain financing to fund the proposed transaction.

On September 19, 2008, we sent Massey a letter in which we rejected its offer because we could not ask our shareholders to vote on an offer unless there was a fixed price without adjustments and more definitive closing conditions, rather than a price subject to adjustments and a financing condition with uncertain financing. We also advised Massey that the proposed price did not reflect the value of Sunair in the opinion of the special committee.

On September 19, 2008, Massey entered into a 180-day consulting agreement with Michael Brauser. Under the agreement Mr. Brauser agreed to use his best efforts to advise Massey on areas that would facilitate Massey’s potential acquisition of Sunair. If Massey acquired Sunair while the consulting agreement was in effect, Mr. Brauser would have been paid a cash fee of $1,000,000 at closing provided Mr. Brauser had performed his services as set forth in the consulting agreement. This agreement expired on March 18, 2009 and was not renewed and no further consulting agreement has been entered into between Mr. Brauser and Massey since that time.

On September 29, 2008, Michael Brauser, Dru Schmitt, Michael Herman and Joseph Q. DiMartini filed a Schedule 13D indicating they were part of a group that has agreed to act together to cause Sunair to be sold and the net proceeds being distributed to its shareholders.

On October 20, 2008, Massey purchased 880,000 shares of Sunair’s common stock from an institutional investor through a licensed broker.

On October 27, 2008, the special committee held a meeting attended by legal counsel and representatives of Hyde Park Capital to discuss certain new developments, which included Massey’s request for a meeting with management. The special committee requested our legal counsel and that representatives of Hyde Park Capital attend the meeting with Sunair management. The special committee believed that the Massey offer, due to certain contingencies, was not in a form suitable for the acquisition of a public company and had issues relating to the price. The special committee also discussed recent developments and improvements to Sunair’s business.

On October 29, 2008, a meeting was held attended by legal counsel, Hyde Park Capital, Richard Rochon, representatives of Massey and its legal counsel. The parties discussed the issues relating to the offer made by Massey.

On October 30, 2008, Massey filed a Schedule 13D with the SEC reporting that it owned 1,260,972 shares or 9.63% of Sunair’s common stock. In the Schedule 13D, Massey reported that the purpose of its acquisition of 880,000 shares of Sunair’s common stock on October 20, 2008 was (i) to accumulate shares of our common stock in connection with Massey’s proposal to acquire us by merger or other form of acquisition, (ii) to own shares which may be voted to effectuate an acquisition of us by Massey, or (iii) to hold shares for investment purposes. In the Schedule 13D, Massey also reported that it had made an offer to us to purchase our shares at a price of $3.00 per share, subject to certain adjustments (which may have resulted in a lower payment per share) and that we had rejected the offer. Massey indicated at that time that it was evaluating whether or not to submit another offer to us.

In November, 2008, due to the Massey 13D filing we received inquiries from certain third parties regarding the sale of Sunair, including an executive of a large national company in the lawn and pest control industry, which we refer to as “Company A,” and an executive from another large national well-known company in the pest control industry, which we refer to as “Company B,” also called us to ask us if we were for sale.

On November 21, 2008, the special committee met, as well as legal counsel, to review the current status of discussions with Massey as well as its and certain other shareholders’ 13D filings.

On December 5, 2008, Massey submitted a second offer letter to the special committee to acquire Sunair through a merger with a subsidiary of Massey, resulting in a cash payment to the Sunair shareholders of $3.00 per share, which would not be subject to any adjustments following execution of definitive agreements. Massey informed Sunair in the offer letter that Massey had obtained appropriate commitments from SunTrust Bank and other major lending institutions for the financing necessary to complete the proposed transaction.

On December 8, 2008, the special committee held a meeting attended by legal counsel and representatives of Hyde Park Capital to consider a response to Massey’s December 5th proposal. The special committee concluded Massey’s December 5th offer to be substantially similar to its September offer which was previously rejected. The special committee had concerns about the offer relating to (i) the price, (ii) the absence of committed financing, (iii) the lack of a non-refundable deposit, and (iv) the lack of a provision allowing Sunair to “shop” the offer. Hyde Park Capital gave a presentation to the special committee relating to the value of Sunair and the value of Massey’s recent bid. After discussion, the special committee requested that management provide it with its projections of Sunair’s revenues and expenses for 2009 to assist it in evaluating the bid.

On December 16, 2008, our legal counsel sent Massey a letter in which it outlined our objections to the offer. We advised Massey that our special committee would require the following assurances prior to considering any transaction: (i) a firm price; (ii) firm bank commitments for financing; (iii) a $5 million non-refundable cash deposit, and (iv) a right to shop the offer.

Subsequent thereto, there were discussions between representatives of Sunair and Massey regarding the December 16 letter, which centered on the financing arrangements and the amount and type of deposit.

On January 8, 2009, the special committee held a meeting to review recent developments. Legal counsel and representatives of Hyde Park Capital were present at the meeting. The special committee considered Massey’s recent offer which provided a $3.00 per share bid price, but was silent about the deposit and did not include committed financing. The special committee also reviewed Sunair’s current business operations which reflected lower revenue but decreased expenses and improved EBITDA. The special committee also considered long term risks to Sunair and current economic conditions. The special committee recommended that Sunair provide Massey with updated numbers and give them a period of 2 weeks to sign an agreement. Sunair would accept the $3.00 per share price, but would require (i) a substantial nonrefundable deposit, (ii) a 20 day go shop clause, (iii) a 3% break-up fee and (iv) an upfront $250,000 nonrefundable deposit to cover expenses. The special committee approved recommending that the full board approve this proposal.

On January 8, 2009, the board had its scheduled meeting. Also in attendance were Sunair’s Chief Executive Officer, Chief Financial Officer, legal counsel and representatives from Hyde Park Capital. Legal counsel reviewed with the board its fiduciary duties in evaluating strategic alternatives. The special committee then summarized for the board the discussions with Massey over the past several months. The special committee presented its recommendations to the board, including a recommendation to move forward with Massey with the following terms: (i) a $250,000 non-refundable deposit; (ii) a $5 million escrow deposit; (iii) a three-week exclusivity clause; (iv) a 20-day go-shop period; (v) a 3% break-up fee; and (vi) $3.00 per share price. The board discussed the valuation of Sunair and the special committee’s recommendation. After further discussion, the board determined to make a counter offer to Massey with the following adjustments to the special committee’s recommendation: $3.25 per share and two-week exclusivity period.

On January 12, 2009, Sunair sent Massey a letter advising Massey that the terms of the offer letter were not acceptable and Sunair’s board of directors would require Massey to agree to (i) a per share price of $3.25 per share, (ii) a $5 million non-refundable deposit, (iii) a definitive agreement executed by January 31, 2009, (iv) a 20 day go shop clause, and (v) a 3% break-up fee prior to engaging in negotiation regarding a transaction.

On January 15, 2009, Massey submitted a response letter to Sunair advising us that Massey continued to view the proposed acquisition of Sunair as attractive and reiterated its non-binding offer to acquire Sunair through a merger with a subsidiary of Massey resulting in a cash payment to Sunair’s shareholders of $3.00 per share, which would not be subject to any adjustments following execution of definitive agreements. Massey also advised Sunair’s board of directors that it would withdraw its offer if Sunair’s board of directors did not agree to begin negotiating a transaction under the terms proposed in the response letter by January 26, 2009.

On January 16, 2009, the special committee met along with legal counsel and a representative from Hyde Park Capital and reviewed this offer. The per share offer was lower than targeted by the board, the deposit was lower than requested and comprised of $1 million cash and 1 million shares of Sunair’s common stock owned by Massey. The special committee voted in favor of recommending to the board that Sunair respond to Massey by saying that the price was acceptable, but the lack of an adequate cash deposit.

On January 16, 2009, Richard Rochon received a call from a senior executive of Company A affirming their interest in discussing a possible transaction with Sunair.

On January 17, 2009, the special committee’s recommendations were presented to the full board. Also attending was legal counsel and a representative from Hyde Park Capital. The purpose of the meeting was to review the offer. The primary issues were (i) the $3.00 per share offer price was lower than the $3.25 per share price targeted by the board and (ii) the deposit was made up of a total $1 million in cash and 1 million shares of Sunair’s common stock, rather than all cash. Our board concluded that it was in the shareholders’ best interest to place Sunair up for auction and seek the best terms and price for its shareholders.

On January 20, 2009, Sunair’s legal counsel sent Massey a letter explaining that it was not turning the offer down, but rather opening an auction process to all third parties. At that time, the board also authorized the special committee to consider and review all acquisition proposals that Sunair received from third parties in addition to Massey’s proposals.

On January 20, 2009, Sunair issued a press release in which it announced that it had retained Hyde Park to explore a range of strategic alternatives, including a possible sale of Sunair.

On January 23, 2009, Massey submitted a letter to our board withdrawing its non-binding offer to acquire 100% of the common stock of Sunair. Massey also amended its Schedule 13D to include a copy of its January 23, 2009 letter withdrawing its offer.

On February 2, 2009, Michael Brauser, Michael Herman and Dru Schmitt (the “Dissident Group”) filed an Information Statement with the SEC in which they sought to remove by written consent six of the seven members of Sunair’s current board of directors (except Charles P. Steinmetz) and replace them with their nominees.

On February 19, 2009, the Dissident Group filed a lawsuit in the Fifteenth Judicial Circuit in Palm Beach County, Florida against us, Coconut Palm and Coconut Palm, Inc. See “Coconut Palm Proxy Litigation” on page 15 for more detail about the litigation.

The Dissident Group filed three supplements to their information statement on February 25, March 6 and March 9, 2009. In the supplement filed on March 9, 2009, the Dissident Group listed the shareholders owning more than 50% of Sunair’s common stock who it expected to sign a written consent removing Sunair’s current board. Massey was listed as one of the shareholders who would sign the written consent.

On March 10, 2009, our board held a meeting to discuss certain issues relating to the lawsuit filed by the Dissident Group. Outside litigation counsel, Gunster, gave its analysis of the litigation filed by the Dissident Group.

On March 12, 2009, we filed a complaint in the Federal Court against the Dissident Group for violations of the federal securities laws. See “Coconut Palm Proxy Litigation” on page 15 for more information about this lawsuit.

On March 13, 2009, Massey filed an amendment to its Schedule 13D in which it reported that it had informed members of the Dissident Group that it did not expect to decide whether to execute the written consent to replace six of the seven members of the Sunair’s current board of directors until judicial determination had been made regarding the validity of the proxies granted by certain members of the Dissident Group to Coconut Palm.

On March 18, 2009, our board held a meeting and received an update on Hyde Park Capital’s progress in soliciting interest in acquiring the company. The board was advised that Hyde Park Capital had completed background materials of Sunair to present to potential investors. Management updated the board on recent revenue initiatives.

Beginning in late January and continuing into April 2009, Hyde Park Capital contacted 89 potential purchasers including 27 possible strategic acquirers and 62 possible financial acquirers to gauge their interest in entering into a transaction with us. Twenty seven potential buyers executed non-disclosure agreements, indicated an interest in a possible transaction with us and received an information package.

On May 20, 2009, our board held a meeting to review four indications of interest that Sunair had received from various bidders. Representatives from Hyde Park Capital summarized the results. The board after review of the bids rejected two of the bids, one due to the price and the second due to the contingencies of the bid. Our board then focused its discussion on the offers to buy Sunair from Massey and Company A. With respect to the Massey offer, the board remained concerned about its ability to obtain the financing necessary to complete a transaction. The board then discussed proceeding with an offer from Company A, which was for a higher price and contained no financing contingencies. However, Company A had conditioned its offer on having an exclusive right to conduct due diligence during a 30 day period. The board concluded the offer from

Company A was the superior offer. Sunair granted Company A an exclusive thirty (30) day period to complete its due diligence review of Sunair. On May 20, 2009, the Company signed a letter of intent with Company A providing a per share price range of $3.15 to $3.25 and no financing contingency.

On June 16, 2009, our board held a meeting to be updated on the recent developments relating to its consideration of potential offers to purchase Sunair. The negotiation exclusivity period with Company A expired on June 15, 2009, and Sunair was, therefore, free to negotiate with any other company. The board also discussed Sunair’s current share price and the effect an announced sale would have on the current price of its shares.

On June 25, 2009, a representative of Hyde Park Capital received a call from Company A stating they were not moving forward, but may have an interest in purchasing our lawn care operations only at a reduced price.

On June 30, 2009, our board held a meeting to discuss the status of the sale process. Company A had let its exclusivity period expire. We had granted Company A additional time to conduct its due diligence even after the expiration of its exclusivity period. Company A had informed us that it was not interested in purchasing the entire business but did state that it may be interested in purchasing our lawn care operations only. Our board concluded any decision to sell only our lawn operations would severely and detrimentally affect the business and was not a viable alternative. Our board then discussed speaking to Massey about its continued interest. The directors discussed whether Massey was still interested in acquiring Sunair. A representative of Hyde Park Capital was asked to contact Massey to see if it was still interested in considering an acquisition of Sunair. The Hyde Park Capital representative spoke to the Massey group on June 30 and July 2, 2009.

On July 9, 2009 Sunair received a further indication of interest from Massey which included a price of $2.75 per share, a financing condition, a $4 million deposit made up of stock and cash and the request for an exclusive due diligence period.

On July 13, 2009, our board held a meeting attended by legal counsel and a representative of Hyde Park Capital to discuss the interests of potential investors in acquiring Sunair and was informed that our negotiations with Company A had ended. The history of the negotiations with Massey was recapped, including the review of the July 9, 2009 indication of interest. The representative of Hyde Park Capital reviewed the value of Sunair using various metrics. The board approved a motion for us to continue talks with Massey and a representative of Hyde Park was authorized to tell Massey that it had been granted a 30-day due diligence exclusivity period commencing immediately. The Hyde Park representative was instructed to restate the board’s issues with respect to Massey’s offer.

On July 27, 2009, we sent Massey a draft of a merger agreement. We received comments from Massey’s counsel on August 3, 2009. These comments primarily related to the deposit, the treatment of stock options, termination of the merger agreement and D&O insurance.

On August 11, 2009, Massey obtained commitments letters from SunTrust Bank, M&I Bank and AEA Mezzanine to finance the merger.

On August 12, 2009, Massey sent us copies of these commitment letters. On August 13, 2009, Hyde Park Capital spoke with these financial institutions to confirm the terms of the financing.

On August 17, 2009, our board held a meeting to be updated on the recent developments involving a potential sale of Sunair to Massey. Mr. Rochon summarized recent events, including discussions between the parties since the last board meeting, our delivery to Massey of a draft of a merger agreement on July 27, 2009, comments to the draft from Massey’s counsel received on August 3, 2009, and a letter dated August 12, 2009 to Hyde Park Capital which included commitment letters from financial institutions to finance the transaction. Mr. Rochon reviewed the material open issues remaining including the price per share of $2.75, continuation of D&O insurance, treatment of Sunair’s options, the deposit, which was still made up of stock and cash, and timing of the transaction. The board concluded that we should continue negotiations with Massey to seek among things a deposit of all cash.

Since August 17, 2009, the parties have worked to complete Massey’s due diligence, complete the schedules to the merger agreement and negotiate a definitive agreement.

On September 19, 2009, we informed Massey that the primary issues to complete the merger agreement were the terms of the deposit and D&O insurance. Our counsel had several telephone calls with Massey’s counsel and Mr. Rochon had discussions with Harvey L. Massey during the afternoon and evening of September 19, 2009, and the parties were able to reach agreement over these terms. Massey agreed that the deposit would be all cash and non-refundable (i) if it failed to close the merger agreement within 150 days after signing the merger agreement because of the failure of Massey to satisfy its obligations under the merger agreement or (ii) if it breached any of its representations and warranties which prevented it from closing, provided that Sunair was not in breach of any of its obligations under the merger agreement. Massey also agreed that there would be no monetary limit on its indemnification obligations to Sunair’s former officers and director after the closing.

On September 22, 2009, we distributed a revised draft of the merger agreement. During the next several days, we discussed severance payments to our officers. With respect to the severance payments, Massey advised us that it would notify us prior to closing if it wanted any officers to resign prior to closing. Massey agreed it would pay at closing all amounts due to the officer under his employment or retention agreement, if the officer agreed to waive the 60 day notice period. If an officer did not agree to waive the notice period, Massey agreed to make payments post closing in accordance with the terms of the employment or retention agreement. Massey insisted that the termination fee be increased because of the extensive out-of-pocket costs that it had incurred in the due diligence process. We agreed to increase the amount of the termination fee payable to Massey to $2.75 million, if we terminate the merger agreement on or before November 15, 2009 if we receive a superior acquisition proposal. If we terminate the merger agreement after November 15, 2009, because we receive a superior acquisition proposal, the amount of the termination fee is equal to $2.75 million plus the actual cost of lender’s fee paid by Massey to extend the termination date of the financing letters beyond November 15, 2009, or to close on such financing up to a maximum of $3.5 million.

On September 25, 2009, we circulated a revised draft of the merger agreement to Massey.

On September 27, 2009, a joint telephonic meeting of the special committee and the board of directors was held at which representatives from Akerman and Hyde Park Capital (for a portion of the meeting) were present. At this meeting, Mr. Rochon and representatives from Akerman and Hyde Park Capital advised the board of directors on the status of Sunair’s discussions with Massey and updated the board on the events that had occurred since the board’s last meeting. Mr. Rochon reviewed the key business issues in the deal: (i) the purchase price of $2.75 per share, (ii) the cash deposit of $4 million, (iii) the circumstances where the deposit would be returned to Massey or advanced to Sunair, and (iv) D&O insurance after the closing.

Representatives of Akerman reviewed with the board the final terms of the proposed merger agreement, and further discussed the board’s fiduciary duties. Also at this meeting, representatives of Hyde Park Capital reviewed with the board Hyde Park Capital’s financial analysis of the merger consideration, and upon the request of the board rendered to the board an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 28, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be offered to Sunair’s shareholders was fair, from a financial point of view. A copy of Hyde Park Capital’s written opinion dated September 28, 2009, describing the assumptions made, matters considered and review undertaken by Hyde Park Capital is attached to the proxy statement as Annex B.

Following additional discussion and deliberation, the board took a recess so the special committee could meet. The members of the special committee considered the adoption and approval of the merger agreement, the merger and the other transactions contemplated by the merger agreement. Charles P. Steinmetz abstained from voting on the approval of the merger agreement. Robert C. Griffin, the chairman of the special committee and Arnold Heggestad, voted in favor of approving the merger agreement, the merger and the transactions contemplated thereby. The special committee adjourned its meeting.

The board of directors reconvened their meeting and Robert C. Griffin, the chairman of the special committee informed the board that the special committee had voted in favor of approving the merger agreement, the merger and the transactions contemplated thereby with two votes in favor of the proposal and one director, Charles P. Steinmetz had abstained from voting on the proposal. The full board then took a vote on the approval of the merger agreement, the merger and the transactions contemplated thereby. Mario C. Ferrari, Richard C. Rochon and Charles P. Steinmetz abstained from voting on the approval of the merger agreement. Joseph S. DiMartino, Robert C. Griffin, Arnold Heggestad, and Stephen P. Oppeneheim voted in favor of approving the merger agreement, the merger and the transactions contemplated thereby.

On September 28, 2009, we executed the definitive merger agreement with Massey. Early the next morning on September 29, 2008, we issued a press release announcing the merger transaction. We filed a Form 8-K disclosing the execution of the merger agreement on October 1, 2009 and attached a copy of the definitive merger agreement as an exhibit.

Reasons for the Merger

Our board, acting with the assistance of our management and legal and financial advisors and the recommendations of the special committee, evaluated Massey’s proposal, including the terms and conditions of the merger agreement. Three of our directors, Mario B. Ferrari, Richard C. Rochon and Charles B. Steinmetz have abstained from voting on the merger agreement. After careful deliberation at the September 27, 2009 meeting described above under “Background of the Merger,” the board members voting on the merger agreement, determined that the merger agreement is in the best interests of Sunair and its shareholders. Joseph S. DiMartino, Robert C. Griffin, Arnold Heggestad and Steven P. Oppenheim voted in favor of the merger agreement. In reaching this determination, our board considered the following factors and potential benefits of the merger agreement, each of which our board believes supported its decision:

•	the $2.75 per share merger consideration represents a premium of approximately 47% to the closing price of our common stock on September 25, 2009, the last full trading day before the announcement of the signing of the merger agreement;

•	the fact that the merger consideration of $2.75 per share was achieved through a competitive, multi-party process and produced a transaction on price and terms that, in our board’s judgment, was more favorable than any other definitive offer received by us from any other potential acquirer;

•	our board’s belief that the merger is more favorable to our unaffiliated shareholders than the alternative of remaining a shareholder in a public company;

•	the ability of our board to change its recommendation with respect to the merger and to terminate the merger agreement upon the payment of a termination fee of $2.75 million to a maximum of $3.5 million, to Massey, should we receive an unsolicited proposal that our board determines to be a superior acquisition proposal and concurrently enter into a definitive acquisition agreement for a superior acquisition proposal;

•	the fact that Massey received a commitment for a $33 million senior credit facility from SunTrust, M&I Bank and a commitment for additional financing of up to $20 million from AEA Mezzanine to complete the merger;

•	Massey, which is a party to the merger agreement, is not a shell entity but is an entity that operated in Florida for many years, with substantial operations and assets;

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders;

•	the fact that, although at various times over the past several years, our stock price traded in excess of $2.75 per share, our board believed it was unlikely that our stock would trade in excess of $2.75 per share for an extended period in the foreseeable future; and

•	the opinion, dated September 28, 2009, of Hyde Park Capital to our board as to the fairness, from a financial point of view and as of the date of the opinion, of the consideration to be received in the merger by holders of our common stock (other than excluded holders), as more fully described under the caption “Opinion of Hyde Park Capital.”

Our board also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•	the fact that we will no longer exist as an independent, publicly traded company and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in the value of our company;

•	the fact that any gains realized from an all-cash transaction would generally be taxable to our shareholders for U.S. federal income tax purposes;

•	the impact of the announcement and pendency of the merger, including the impact of the merger on our employees, customers, and our relationships with other third parties and the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to negotiate and close the merger with Massey, which could impair our prospects as an independent company if the merger is not completed;

•	the fact that, pursuant to the merger agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to closing of the merger or termination of the merger agreement, which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company;

•	the lack of availability of appraisal rights under applicable law to holders of our common stock in connection with the merger;

•	the possibility of significant costs, delays and non-completion of the merger resulting from seeking the regulatory approvals necessary for the completion of the merger or non fulfillment of the closing condition, including Massey’s failure to obtain financing to close the merger;

•	the fact that under the terms of the merger agreement, we cannot solicit other acquisition proposals and must pay Massey a termination fee of $2.75 million to a maximum of $3.5 million if the merger agreement is terminated under certain circumstances, which, in addition to being costly, might have the effect of discouraging other parties from proposing an alternative transaction that might be more advantageous to our shareholders than the merger; and

•	the interests of our executive officers and directors in the merger that may be different or in addition to the interests of our shareholders generally. See “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion summarizes the material factors considered by our board in its consideration of the merger, but it is not intended to be exhaustive. After considering these factors, our board concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board, our board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have assigned different weights to various factors. Our board approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of Our Board of Directors

On September 27, 2009, after evaluating, with the assistance of our management and legal and financial advisors and the various business, financial and market factors described above, and after due discussion and consideration of the recommendations of the special committee, our board determined that the merger is in the best interest of Sunair and our shareholders and approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger. ACCORDINGLY, OUR BOARD

OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF SUNAIR VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of Hyde Park Capital

Sunair retained Hyde Park Capital to act as its financial advisor in connection with the merger. In connection with Hyde Park’s engagement, Sunair requested that Hyde Park Capital evaluate the fairness, from a financial point of view, of the $2.75 per share consideration to be received in the merger by holders of Sunair common stock (other than Massey). On September 27, 2009, at a meeting of our board of directors held to evaluate the proposed merger, Hyde Park Capital rendered to our board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated September 28, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received in the merger by holders of Sunair common stock (other than Massey) was fair, from a financial point of view, to such holders.

The full text of Hyde Park Capital’s written opinion, dated September 28, 2009, to our board of directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken, is attached as Annex B and is incorporated by reference, in its entirety, into this proxy statement. Hyde Park Capital’s opinion was provided to our board of directors for its information in connection with its evaluation of the merger consideration. The opinion addresses only the fairness of the consideration provided for in the merger from a financial point of view, does not address any other aspect of the proposed merger and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed merger.

In arriving at its opinion, Hyde Park Capital reviewed the merger agreement and certain publicly available business and financial information relating to Sunair. Hyde Park Capital also reviewed certain other information relating to Sunair provided to or discussed with Hyde Park Capital by Sunair, including financial forecasts relating to Sunair and certain industry and business sensitivities to such forecasts prepared by Sunair’s management, and met with Sunair’s management to discuss Sunair’s business and prospects. Hyde Park Capital also considered certain financial and stock market data of Sunair, and compared that data with similar data for other publicly held companies in businesses Hyde Park Capital deemed relevant in evaluating Sunair, and Hyde Park Capital considered, to the extent publicly available, the financial terms of certain other transactions which had been effected or announced. Hyde Park Capital also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Hyde Park Capital did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Sunair that Hyde Park Capital used in its analyses, Sunair’s management advised Hyde Park Capital, and Hyde Park Capital assumed, with Sunair’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Sunair’s management as to Sunair’s future financial performance both before and after giving effect to certain industry and business sensitivities referred to in the preceding paragraph. Hyde Park Capital also assumed, with Sunair’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Sunair or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement. Hyde Park Capital was not requested to, and did not, make an independent evaluation or appraisal of Sunair’s assets or liabilities, contingent or otherwise, and Hyde Park Capital was not furnished with any such evaluations or appraisals.

Hyde Park Capital’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, to the holders of Sunair common stock of the consideration to be received in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise or the fairness of the amount or nature of, or any other aspect relating to any fees or compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. The issuance of Hyde Park Capital’s opinion was approved by Hyde Park Capital’s authorized internal committee. Hyde Park Capital’s opinion was based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. These conditions have been and remain subject to extraordinary levels of volatility and uncertainty and Hyde Park Capital expressed no view as to the impact of such volatility and uncertainty on Sunair or the merger. Hyde Park Capital’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Sunair, nor did it address the underlying business decision of Sunair to proceed with the merger.

In preparing its opinion to the board of directors, Hyde Park Capital performed a variety of financial and comparative analyses, including those described below. The summary of Hyde Park Capital’s analyses described below is not a complete description of the analyses underlying Hyde Park Capital’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Hyde Park Capital arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Hyde Park Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Hyde Park Capital considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Sunair’s control. No company, transaction or business used in Hyde Park Capital’s analyses is identical or directly comparable to Sunair or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Hyde Park Capital’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Hyde Park Capital’s analyses are inherently subject to substantial uncertainty.

Hyde Park Capital was instructed by the board of directors to solicit interest in Sunair from potential strategic and financial buyers. Hyde Park Capital considered its experience marketing Sunair for sale, and specific feedback from potential buyers during the marketing process regarding valuation and pricing, in connection with rendering its fairness opinion.

The decision to enter into the merger agreement was solely that of the Sunair board of directors. Hyde Park Capital’s opinion and financial analyses were only one of many factors considered by the board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of Sunair’s board of directors or management with respect to the merger or the merger consideration.

Total Consideration

Based on the Massey offer of $2.75 cash per share, Hyde Park Capital calculated an implied value for total consideration paid by Massey to Sunair shareholders of $36.3 million in equity value and $54.5 million in enterprise value. Equity value was derived by the $2.75 per share consideration per common share of $36.0 million in addition to the $2.75 per share for approximately 323,000 in-the-money options at a $1.80 weighted-average strike price ($0.3 million). Enterprise value was determined by adding the implied total equity value to the sum of (i) the long term debt of $11.6 million, (ii) the current portion of long term debt of $4.0 million, and (iii) the net working capital deficit of $2.6 million.

Premiums Paid Analysis

Hyde Park Capital compared the premiums paid by acquirors on other comparable public company mergers and acquisitions during 2007, 2008 and 2009 year-to-date (“YTD”) to the premium paid to Sunair shareholders.

•	The premiums paid over the closing share price before announcement for public companies headquartered in the United States that were acquired for between $10 million and $1 billion in majority transactions.

Public Company Transactions — Purchase Price Premiums

Period	Sample Size	Premium 1-Day	Premium 1-Week	Premium 30-Day

YTD 2009	52	43.3%	46.8%	58.1%
2008	19	40.7%	40.0%	36.1%
2007	33	26.0%	29.3%	34.2%
Avg. Premium		36.7%	38.7%	42.8%
SNR Premium		51.1%	48.3%	48.2%

Sunair Valuation

Hyde Park Capital calculated an indicated valuation range for Sunair based on multiple valuation methodologies including comparable company analysis, precedent transaction analysis, and discounted cash flow analysis, each as more fully discussed below. Hyde Park Capital utilized the average enterprise value range derived from this approach to arrive at an indicated equity value range of between approximately $31.1 million to approximately $33.9 million. The indicated equity value range derived for Sunair implied an indicated equity value range per share of between approximately $2.37 to $2.59, based on 13.1 million common shares outstanding.

Sunair Comparable Companies Analysis

A comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Sunair with respect to type of business and revenue model, industry, operating sector, size and target customer base. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Hyde Park Capital calculated multiples of enterprise value to fiscal year 2008, June 2009 trailing-twelve-months (TTM), and fiscal year 2009 projected revenue and EBITDA and considered certain financial data for selected companies that provide lawn and/or pest control services. Hyde Park Capital then applied those multiples to Sunair’s company specific data. None of the comparable companies have characteristics identical to Sunair and all of the comparable public companies are significantly larger in size and scale and have better operating margins and higher revenue growth rates. Because of these factors, Hyde Park Capital ascribed a 20% discount to the multiples of the public comparable companies.

The selected public companies used were:

•	Rentokil Initial, plc;

•	The Scotts Miracle-Gro Co.;

•	Rollins, Inc.

This selected companies analysis indicated the following:

Multiple Description	Low		High

Enterprise Value as a Multiple of:
2008 Revenue	1.1	x	1.2	x
2008 EBITDA	9.0	x	9.6	x
TTM Revenue	1.1	x	1.2	x
TTM EBITDA	8.2	x	8.3	x
2009E Revenue	1.1	x	1.2	x
2009E EBITDA	8.1	x	8.1x

Hyde Park Capital applied multiple ranges based on this selected companies analysis to corresponding financial data for Sunair, including estimates provided by Sunair’s management. This selected companies analysis indicated an implied reference enterprise value range of $39.9 million to $42.9 million, an equity value of $24.6 million to $27.6 million and a per share value of $1.88 to $2.11.

Sunair Precedent Transactions Analysis

A precedent transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Sunair. Information typically is not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquiror. As a result, the selected precedent transaction analysis is typically limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Hyde Park Capital calculated multiples of enterprise value to the nearest trailing-twelve-months revenue at the transaction date based on the purchase prices paid in six selected publicly-announced transactions. These target companies share similar characteristics, however, none of the target companies in the precedent transactions have characteristics identical to Sunair.

The selected transactions (and date of announcement) were:

Target	Acquiror	Date of Announcement

Island Environmental Services, Inc	General Environmental Management, Inc.	August 2008
HomeTeam Pest Defense, Inc.	Rollins, Inc.	February 2008
Southern Management Company	ABM Industries, Inc.	January 2008
Presto-X Company	Rentokil Initial, plc	August 2007
ServiceMaster Co.	Clayton, Dubilier, & Rice, Inc.	March 2007
J.C. Ehrlich Co., Inc.	Rentokil Initial, plc	January 2006

This selected transactions analysis indicated the following:

Multiple Description	Low		High		Mean		Median

Enterprise Value as a Multiple of:
TTM Revenue	0.7	x	1.6	x	1.2	x	1.1	x
TTM EBITDA	12.8	x	12.8	x	12.8	x	12.8x

Hyde Park Capital applied multiple ranges based on this selected transactions analysis to corresponding financial data for the above mentioned businesses. This selected transactions analysis indicated an implied reference range enterprise value of $46.1 million to $48.0 million, an equity value of $27.9 million to $29.7 million and a per share price of $2.13 to $2.27.

Sunair Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Hyde Park Capital calculated the net present value of the unlevered, after-tax cash flows based on estimates provided by Sunair’s management. In performing this analysis, Hyde Park Capital used the weighted average cost of capital for Sunair as the risk adjusted discount rate. Hyde Park Capital calculated a terminal value by using a terminal Revenue multiple of 1.1x to 1.2x, consistent with the comparable transaction analysis referenced previously. This discounted cash flow analysis indicated an implied reference range enterprise value for Sunair of approximately $61.8 million to $65.6 million, equity value range of $43.6 million to $47.4 million and a per share value range of $3.33 to $3.62.

Summary

Based on its combined analyses of Sunair, Hyde Park Capital determined an implied reference range enterprise value of Sunair of $49.3 million to $52.2 million, an equity value range of $31.1 million to $33.9 million, and an implied price per share of $2.37 to $2.59. This compares favorably to the consideration offered to Sunair shareholders of $2.75 per share. Additionally, the premiums received by Sunair shareholders to its 1-day, 1-week, and 1-month share price of 51.1%, 48.3%, 48.2%, respectively; are higher than the median transaction premiums received in comparable transactions since January 1, 2007. Finally, the offer price of $2.75 per share was superior to and significantly higher than any other purchase offer received by Sunair at the conclusion of its direct marketing of Sunair for potential sale.

Other Matters

Sunair selected Hyde Park Capital to act as its financial advisor in connection with the merger based on Hyde Park’s qualifications, experience, reputation and investment banking experience, pursuant to a letter agreement dated August 13, 2008. As part of its investment banking business, Hyde Park Capital regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and for other purposes. Sunair determined to use the services of Hyde Park Capital because it is a recognized investment banking firm that has substantial experience in these matters.

Sunair has agreed to pay Hyde Park Capital a customary fee for its financial advisory services in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. Hyde Park Capital also will receive a fee upon the rendering of its fairness opinion. In addition pursuant to its engagement letter, Sunair has agreed to reimburse Hyde Park Capital for its reasonable expenses and to indemnify Hyde Park Capital and certain related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.

Goodwill Impairment

Sunair has concluded that in conjunction with the merger and the agreed upon purchase price, in accordance with Statement of Financial Accounting Standards 142 (“SFAS 142”) a goodwill impairment triggering event occurred in September 2009. SFAS 142 requires goodwill to be tested for impairment annually and more frequently if events or changes in circumstances indicate that an asset might be impaired. We test goodwill for impairment annually as of September 30, which is the last day of our fiscal year. Additionally, goodwill impairment is reviewed each quarter by management in connection with the preparation of our quarterly financial statements.

We entered into the merger agreement with Massey as of September 28, 2009. As of the date of the merger agreement, our book value per share was approximately $3.81 per share. We anticipate we will recognize an impairment to our goodwill as of September 30, 2009. The impairment amount will be approximately $14.2 million, which was determined by multiplying the per share purchase price of $2.75 by the number of shares on a fully diluted basis (13,396,838), which totals $36.8 million, plus the assumed liabilities of approximately $23 million, which totals approximately $59.8 million, minus the total assets of approximately $74 million, which totals ($14.2 million). The write down is a non-cash event and has no effect on our liquidity, cash flows, tangible capital ratios or operations.

In addition to our annual testing for impairment, management monitors changes in circumstances and financial results for potential impairment indicators. During each of the quarters in fiscal year 2009, after carefully considering many factors we determined that no indicators of impairment to our goodwill had occurred during the period prior to September 30, 2009, and therefore no impairment charges were recorded in the interim reporting periods.

Among the factors we reviewed during this period were Sunair’s decreased stock price. We concluded that Sunair’s share price was not a primary indicator of its value but more a result of depressed share prices generally caused by overall economic and market conditions. We also reviewed our financial results. We observed that notwithstanding our decrease in revenue for each period tested (approximately $5.4 million lower than revenue for fiscal year 2008) due to significant changes to the way we operated our business, Middleton’s EBITDA increased $2.2 million from $5.2 million in fiscal year 2008 to $7.4 million in fiscal year 2009, an increase of 41.7%. So although revenue was lower in 2009, cash flow and profitability increased significantly. See “Non-GAAP Financial Measures” below. Our financial results for fiscal 2009 have not been audited.

In addition, the Statement of Financial Accounting Standards 142, paragraph 28e provides that impairment testing shall be completed when there is a more-likely-than-not, expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of. In our case, the ongoing discussions with Massey and others brought into question whether the enterprise value of the reporting unit, Middleton, had incurred an impairment. During the time periods that we were discussing a possible transaction with Massey, including during each of the our quarters in fiscal year 2009, we concluded that due to several significant terms and conditions of the various bids from Massey, which were unacceptable to us, including a lack of committed financing and a lack of a nonrefundable deposit, we could not conclude that it was more likely than not that a transaction would occur and we therefore determined that no impairment to our goodwill had occurred during the periods prior to September 2009. During the fourth quarter of fiscal 2009, the proposal from Massey provided for committed financing, a nonrefundable deposit, and the parties reached agreement on other open issues, therefore making it more likely than not that a transaction would occur and that an impairment charge was necessary.

Non-GAAP Financial Measures

EBITDA is a Non-GAAP financial measure. EBITDA is defined as net income plus net interest expense, provision for income taxes, depreciation and amortization. EBITDA has certain material limitations, including:

•	It does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation is necessary element of our costs and ability to generate profits. In addition, because a significant portion of our assets consist of customer lists that were acquired in connection with our acquisitions of companies in the Lawn and Pest Control Services segment, amortization is necessary element of our costs and ability to generate profits. Therefore, any measure that excludes deprecation and amortization expense has material limitations; and

•	It does not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations.

We have included these non-GAAP financial measures, because we believe EBITDA is an indicator of the profitability and performance of our core operations and reflects the changes in our operating results. These Non-GAAP financial measures are not intended to be an alternative measure of operating income or gross profit margin as determined in accordance with generally accepted accounting principles. We compensate for these limitations by using Non-GAAP financial measures as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

A reconciliation of EBITDA to income from Middleton operations for the fiscal years ended September 30, 2008 and 2009 is shown below:

MIDDLETON PEST CONTROL, INC.

Reconciliation of Net Income to EBITDA
Fiscal Years Ended September 30, 2009* and 2008

	2009*	2008

Net Income	$6,412,298	$3,998,214

EBITDA addbacks:
Interest	340,014	418,692
Depreciation	818,579	855,906

Total EBITDA addbacks	1,158,593	1,274,598

EBITDA	$7,570,891	$5,272,812

*	The financial results for fiscal 2009 have not been audited.

Certain Effects of the Merger

If the merger and merger agreement are approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub, a wholly owned subsidiary of Massey created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will be merged with and into us, and we will remain as the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a privately held wholly owned subsidiary of Massey.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by Massey, Merger Sub or any direct or indirect wholly-owned subsidiary of Massey and Merger Sub) will be cancelled and converted into the right to receive $2.75 in cash, without interest and less any applicable withholding tax.

Each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one share of common stock of the surviving corporation. After the effective time of the merger, each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of the surviving corporation.

The merger agreement provides that, except as otherwise agreed to in writing by Massey and us, immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock, whether or not exercisable, will be cancelled and converted into the right to receive a cash payment equal to the excess, if any, of $2.75 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the option, whether or not then exercisable, without interest and less any applicable withholding tax. If the exercise price per share of the option is $2.75 or greater, the option will be cancelled and no cash payment will be made. The merger agreement provides that the surviving corporation will assume any outstanding warrants to purchase shares of Sunair’s common stock.

At the effective time of the merger, our shareholders will have the right to receive the merger consideration but will cease to have ownership interests in Sunair or rights as Sunair shareholders. Therefore, our shareholders will not participate in our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Exchange Act and is quoted on the American Stock Exchange under the symbol “SNR.” As a result of the merger, Sunair will be a wholly owned subsidiary of Massey, our common stock will cease to be quoted on the American Stock Exchange and there will be no public market for our common stock. In addition, the registration of our common stock under the Exchange Act will be terminated and we will no longer be required to file periodic reports with the SEC.

Effects on Sunair if the Merger is Not Completed

If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be quoted on the American Stock Exchange. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, our board of directors will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operation will not be adversely impacted.

If the merger agreement is terminated, under certain circumstances we will be obligated to pay a termination fee of $2.75 million up to a maximum of $3.5 million to Massey upon or following such termination. For a description of the circumstances triggering payment of the termination fee, see “The Merger — Termination Fee and Expenses.”

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote “FOR” the adoption of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Treatment of Stock Options

The merger agreement provides that, upon completion of the merger, each outstanding option to purchase shares of our common stock, including options held by our officers and directors, whether or not then exercisable, will be canceled and converted into the right to receive a cash payment equal to the excess (if any) of $2.75 per share in cash over the exercise price per share of the option, multiplied by the number of shares subject to the option immediately prior to completion of the merger, without interest and less any applicable withholding taxes.

Based on the stock options held by our executive officers and directors on October 14, 2009, which have exercise prices of less than $2.75 per share, upon completion of the merger, our executive officers and directors will be entitled to receive cash payments (subject to required tax withholding) on account of such stock options as shown in the table below.

	Total Number
Name	of Options(1)	Cash Payment

Jack I. Ruff	50,000	$36,000
Edward M. Carriero, Jr.	40,000	$41,300
Joseph S. DiMartino	10,000	$10,950
Mario B. Ferrari	10,000	$10,950
Robert C. Griffin	25,000	$25,800
Arnold Heggestad, Ph.D.	10,000	$10,950
Stephen P. Oppenheim	10,000	$10,950
Richard C. Rochon	10,000	$10,950
Charles P. Steinmetz	10,000	$10,950

Total	$175,000	$168,800

(1)	This table includes options held by our executive officers and directors which have exercise prices equal to or less than $2.75 per share.

Change of Control Provisions in Employment and Retention Agreements

We have agreed to use our best efforts to obtain and deliver to Massey resignations of the officers that it has selected for resignation at the closing of the merger agreement. To the extent that any officer selected for resignation has an employment or retention agreement with Sunair or Middleton, this termination shall be deemed to be a termination by Sunair or Middleton “without good cause” or a termination “other than for cause,” and all amounts due for salary, reimbursement, vacation pay, severance pay or other amounts due under the agreements will be paid at closing if the officer waives the sixty (60) day notice period for termination under the employment or retention agreement. If the officer does not waive the notice period, the payments will be made post closing in accordance with the terms of the employment or retention agreement. In the event that Massey does not select an officer of Sunair or Middleton for resignation or such officer does not waive the notice provisions, Massey shall cause the surviving corporation to honor such agreements.

We have employment agreements with Jack I. Ruff, our Chief Executive Officer, Edward M. Carriero, our Chief Financial Officer and a retention agreement with Jeffrey Buhler, our Vice President of Operations. The agreements provide for severance payments in the event of a termination of the executive’s employment (i) by us “without cause,” (ii) by the executive for “good reason” or (iii) after a “change in control” in certain situations (as such terms are defined in the respective agreements). A “change-in-control” under the employment and retention agreements will occur upon completion of the merger.

If we terminate the employment of Mr. Ruff without good cause or if Mr. Ruff terminates his employment with good cause, we are required to pay Mr. Ruff severance compensation equal to (i) one year’s salary, calculated at the rate of his salary in effect as of the date immediately preceding the termination date and (ii) the cost of premiums for any company sponsored insurance policy (or the cash equivalent) for one year. If Mr. Ruff terminates his employment for good cause within nine (9) months of a change in control, then Mr. Ruff will be entitled to the severance compensation equal to (i) one year’s salary, calculated at the rate of his salary in effect as of the date immediately preceding the termination date and (ii) the cost of premiums for any company sponsored insurance policy (or the cash equivalent) for one year. All payments will be made in the manner and at such times as the salary otherwise would have been payable to Mr. Ruff if he had continued to be employed by Sunair. Upon a change in control, any unvested stock options previously granted to Mr. Ruff will automatically vest.

If we terminate Mr. Carriero’s employment agreement without good cause or Mr. Carriero terminates his employment agreement with good cause, we are required to pay Mr. Carriero a severance payment equal to one years salary, calculated at the rate of his salary in effect as of the date immediately preceding the termination date. If Mr. Carriero terminates his employment with us for good cause within one year after a change in control, Mr. Carriero will be entitled to severance compensation equal to one year’s salary, calculated at the rate of his salary in effect as of the date immediately preceding the termination date. All payments will be made in the manner and at such times as the salary otherwise would have been payable to Mr. Carriero if he had continued to be employed by Sunair. Upon a change in control, any unvested stock options previously granted to Mr. Carriero will automatically vest.

If we terminate Mr. Buhler’s employment agreement without good cause or Mr. Buhler terminates his employment agreement for good reason within one year after a change of control (the “retention period”), we are required to pay Mr. Buhler (i) a bonus equal to one hundred percent of his current annual base salary, and (ii) the cost of medical and dental benefits (less any employee contribution), for a period of twelve months multiplied by a fraction, which shall be made up of a numerator containing the number of partial and full months remaining the retention period, at the time of such termination and the denominator shall be twelve. Upon a change of control, any unvested stock options previously granted to Mr. Buhler will automatically vest.

Potential Payments under Employment or Retention Agreements

Assuming the completion of the merger on December 14, 2009, and assuming the termination of each officer’s employment by Massey without cause or by the officer for good reason immediately following the completion of the merger, such officer will receive the following estimated cash severance payments pursuant to the terms of his agreement (before any applicable withholding taxes):

		Equity Acceleration	Other Benefit
Name of Executive	Cash Value(1)	Value(2)	Value(3)	Total

Jack I. Ruff	$350,000	$36,000	$21,434	$407,434
Edward M. Carriero, Jr.	$200,000	$33,875	$-0-	$233,875
Jeffrey Buhler	$150,000	$11,813	$5,200	$167,013
All executive officers and officer as a group (3 persons)	$700,000	$81,688	$26,634	$808,322

(1)	Represents salary payments for one year.

(2)	Represents the value of stock options that are accelerated and automatically vested based on a change of control and the per share merger consideration of $2.75 per share.

(3)	Represents payments for health care benefits.

Payment of Transaction Fee to RPC

We entered into a management services agreement (“Management Services Agreement”) with RPC on January 7, 2008, effective as of February 7, 2008, for a period of three years, which superseded and replaced a prior management services agreement. Richard Rochon, our Chairman, Mario Ferrari, our Vice Chairman and Jack Ruff, our Chief Executive Officer, are affiliates of RPC. The Management Services Agreement provides that RPC shall receive a transaction fee equal to 2% of the aggregate consideration (as defined in the Management Services Agreement) received in the merger transaction. Sunair, Massey and RPC have agreed that RPC will receive a transaction fee equal to two percent (2%) of Sunair’s enterprise value, which is determined by using the most recently available financial statements of Sunair at the closing. Enterprise value is determined by adding the value of the options plus the number of shares outstanding x $2.75, plus the current portion of all notes payable and capital leases, plus the long term portion of all notes payable and capital leases, plus or minus working capital. Based on Sunair’s financial statements as of June 30, 2009, RPC would have received a transaction fee equal to $1,090,386.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that Massey will indemnify and hold harmless all past and present officers and directors of Sunair to the fullest extent permitted by applicable law and Sunair’s articles of incorporation and bylaws, subject to any limitation imposed from time to time under applicable law, for acts or omissions occurring at or prior to the effective time of the merger. In addition, prior to the closing, Sunair will purchase a six year prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the effective time for six years from the effective time.

No Appraisal or Dissenters’ Rights

Appraisal rights, also known as dissenters’ rights, allow shareholders who object to a major corporate transaction to elect to receive the fair value of their shares in cash rather than continue as shareholders of the corporation. Under Section 607.1302 of the Florida Business Corporation Act, appraisal rights are accorded to shareholders in substantial corporate matters such as: (i) a merger to which a corporation is a party if shareholder approval is required; (ii) a share exchange to which a corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange; (iii) a disposition of assets other than in regular course of business if the shareholder is entitled to vote on the disposition; (iv) any amendment to the articles of incorporation, merger, share exchange, or disposition of assets other than in regular course of business to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors; or (v) with regard to certain classes of shares issued prior to October 1, 2003, any amendment to a corporation’s articles of incorporation that would adversely affect certain enumerated shareholder rights, if the shareholder is entitled to vote on the amendment.

The restrictions of Section 607.1302 do not apply if the shareholders own shares of an issuer which is listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Accordingly, since Sunair is listed on the American Stock Exchange, our shareholders will not have the opportunity to dissent from the transaction or to receive an agreed or judicially appraised value for their shares of common stock.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be delisted from the American Stock Exchange and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material United States federal income tax consequences of the merger to holders of Sunair stock whose shares of Sunair stock are converted into the right to receive cash in the merger. The summary is based on the Internal Revenue Code, applicable current and proposed United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to shares of Sunair stock held as capital assets, and does not address the tax consequences that may be relevant to holders of Sunair stock that are subject to special tax rules, such as insurance companies, United States expatriates, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to mark to market, United States holders (as defined below) whose functional currency is not the U.S. dollar, or holders who hold Sunair stock through pass-through entities, as part of a hedge, straddle or conversion transaction, holders deemed to sell Sunair stock under the constructive sale provisions of the Internal Revenue Code, holders who exercise appraisal rights, or holders who acquired Sunair stock pursuant to the exercise of employee stock options or otherwise as compensation. Except as specifically noted below, this summary does not address any aspect of state, local or foreign taxation, and does not address any United States federal taxation other than income taxation.

For purposes of this summary, a United States holder means a beneficial owner of Sunair stock that is a citizen or resident of the United States, a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or any State thereof (including the District of Columbia), or any estate or trust the income of which is subject to United States federal income tax regardless of its source. If a partnership (including any entity treated as a partnership for United States federal income taxation) is a holder of Sunair stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership.

Partners should consult their own tax advisors as to the particular United States federal income tax consequences to them. The term non-United States holder refers to any beneficial owner of Sunair stock other than a United States holder.

The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Sunair stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such shareholder and the particular tax effects of the merger, including the application and effect of state, local, foreign and other tax laws.

United States Holders.  The receipt of cash by a United States holder for shares of Sunair stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a United States holder who receives the merger consideration will recognize gain or loss equal to the difference between the holder’s adjusted tax basis in the Sunair stock converted to cash in the merger and the amount of cash received therefor. Gain or loss will be calculated separately for each block of Sunair stock converted in the merger (generally shares acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the Sunair stock has been held for more than one year as of the effective time of the merger. The deductibility of capital losses is limited. A United States holder who receives cash pursuant to the proper exercise of appraisal rights should consult such holder’s own tax advisor regarding the tax implications of the merger.

Cash consideration received by a non-corporate United States holder in the merger may be subject to backup withholding at a 28% rate. Backup withholding generally will apply only if the United States holder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each United States holder should complete and sign the Form W-9 that will be part of the letter of transmittal to be returned to the paying agent (or other agent) in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent (or other agent).

Non-United States Holders.  A non-United States holder that receives cash for shares of Sunair stock pursuant to the merger generally will not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-United States holder, subject to an applicable treaty providing otherwise or (iii) such holder’s shares constitute a “United States real property interest” under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.

If you are a non-United States holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a 30% tax on the gross amount of your capital gains.

If you are a non-United States holder and your gain is effectively connected with a U.S. trade or business, then you will be subject to U.S. federal income tax on your gain on a net basis in the same manner as U.S. shareholders. Non-United States holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments. However, an individual who is present in the United States for 183 days or more in the taxable year will typically be a resident of the United States and not a non-United States holder.

Sunair believes that its shares do not constitute a “United States real property interest” for U.S. federal income tax purposes.

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a non-United States holder for Sunair stock pursuant to the merger unless the holder certifies under penalties of perjury to its non-United States holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service, or IRS. To avoid backup withholding, a tendering non-United States holder should complete IRS Form W-8BEN or other applicable IRS Form W-8.

Non-United States holders should consult their tax advisors regarding the application of United States federal income tax laws, including information reporting and backup withholding, to their particular situations.

Regulatory Approvals

Except for the filing of articles of merger in Florida at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully in its entirety.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Form of Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Florida law, at the effective time of the merger, Merger Sub, a Florida corporation and wholly owned direct subsidiary of Massey, will be merged with and into Sunair. As a result of the merger, the separate corporate existence of Merger Sub will cease and Sunair will continue as a direct wholly owned subsidiary of Massey.

Effective Time of the Merger

The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Florida or at such later time as is agreed upon by Massey and us and specified in the articles of merger in accordance with Florida law.

The closing of the merger will occur on the fifth business day after the conditions to the merger set forth in the merger agreement have been satisfied or waived or at such other time agreed to by us and Massey. Although we expect to complete the merger shortly after the special meeting of our shareholders, we cannot specify when, or assure you that, we and Massey will satisfy or waive all the conditions to the merger.

Articles of Incorporation and Bylaws

The articles of incorporation and the bylaws of the surviving corporation will be amended and restated in their entirety at the effective time of the merger to be identical to the articles of incorporation and the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will continue to be Sunair Services Corporation, until thereafter amended in accordance with the provisions thereof and as provided by law.

Directors and Officers of the Surviving Corporation

The directors and officers of Merger Sub immediately prior to the effective time of the merger will be the initial directors and officers of the surviving corporation. The directors and officers will serve in accordance with the articles of incorporation and bylaws of the surviving corporation until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Merger Consideration

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and automatically converted into the right to receive $2.75 in cash, without interest. The following shares of common stock will not receive the $2.75 per share merger consideration, all of which shares will be automatically cancelled without any payment of consideration with respect thereto: shares held by Massey, Merger Sub or any direct or indirect wholly owned subsidiary of Massey or Merger Sub immediately prior to the effective time of the merger.

Massey and the paying agent will be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock or stock options such amounts for taxes that it is required to deduct and withhold with respect to making such payment under all applicable tax laws.

Effect on Stock Options

The merger agreement provides that immediately prior to the effective time of the merger, all outstanding options to purchase shares of our common stock, whether or not then exercisable, will be cancelled by us and will no longer be outstanding. In consideration for such cancellation, the holder will be entitled to receive, promptly following the effective time of the merger, a cash payment, without interest, from Massey in an amount (if any) equal to the product of (i) the number of shares of our common stock subject to such stock option, whether or not then exercisable, and (ii) the excess, if any, of $2.75 per share over the per share exercise price of the stock option, reduced by any income or employment tax required to be withheld with respect to such payment.

Effect on Warrants

We currently have warrants outstanding to purchase an aggregate of 6 million shares of our common stock, at a price of $6.30 per share for 1 million warrants and $7.00 per share for 5 million warrants, which expire on dates ranging from February 7, 2010 through January 27, 2011. Massey has agreed to assume these warrants and at the effective time each outstanding and unexercised warrant shall be assumed by the surviving corporation on the same terms and conditions. If a warrant holder exercises a warrant after the merger is closed, the surviving company has made provision so that the holder upon exercise of all or any part of the holder’s warrant by paying the exercise price specified in the warrant agreement, either $6.30 per share or $7.00 per share, shall be entitled to receive upon such exercise, the cash, $2.75 per share, that such warrant holder would have been entitled to receive if such warrant holder had exercised the warrant prior to the closing.

Procedures for Surrender of Certificates and Receipt of Merger Consideration

As soon as practicable after the consummation of the merger, the paying agent will mail to each holder of record of a certificate or certificates that, immediately prior to the consummation of the merger, represented outstanding shares of Sunair common stock subsequently converted into the right to receive $2.75 in cash, a letter of transmittal that will contain instructions for use in effecting the exchange of the certificates.

Upon surrender to the paying agent of a certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents, (i) the holder of such certificate will be entitled to receive in exchange a check representing the applicable amount of cash that such holder has the right to receive and (ii) the surrendered certificate will be canceled.

In the event of a transfer of ownership of shares of Sunair common stock that is not registered in the transfer records of Sunair, the appropriate amount of the merger consideration may be paid to a transferee if the certificate representing such shares of Sunair common stock is presented to the paying agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the paying agent to evidence and effect such transfer and to evidence that any applicable taxes have been paid.

Massey or the paying agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement to any holder of shares of Sunair common stock or stock options such amounts as are required to be deducted and withheld pursuant to any applicable tax laws.

Representations and Warranties

The merger agreement contains representations and warranties made by the parties solely for the benefit of each other and for the purposes of the merger agreement. The assertions embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations as agreed by Sunair and Massey in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for the purpose of allocation of risk between the respective parties rather than establishing matters as facts. For the forgoing reasons, you should not rely on the representations and warranties as statements of factual information.

The representations and warranties of Sunair related to, among other things:

•	Organization and Qualification, Subsidiaries

•	Articles of Incorporation and Bylaws

•	Capitalization

•	Authority Relative to this Agreement

•	No Conflict, Required Filings and Consents

•	Permits, Compliance

•	Financial Statements and Undisclosed Liabilities

•	Absence of Certain Changes or Events

•	Absence of Litigation

•	Employees; Employee Benefit Plans

•	Real Property, Title to Assets

•	Intellectual Property

•	Taxes

•	Environmental Matters

•	Material Contracts

•	Insurance

•	Board Approval, Vote Required

•	Brokers

•	Condition of Assets

•	Bank Accounts, Letters of Credit, Power of Attorney

•	No Other Representations or Warranties

Several of Sunair’s representations and warranties contained in the merger agreement are qualified by reference to whether the item in question has or would reasonably be expected to have a Company Material Adverse Effect. The merger agreement defines “Company Material Adverse Effect,” as any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, assets, financial condition, or results of operations of Sunair and its subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Transactions or prevent or materially impair or delay the ability of Sunair to perform its obligations under the merger agreement, other than (i) the occurrence of any or all of the changes or events described in Sunair’s disclosure schedule, and (ii) those reasonably resulting solely from the execution of the merger agreement, the observance of its terms, or the announcement of the consummation of the merger, including but not limited to any adjustments to Sunair’s intangible assets.

The representations and warranties of Massey and Merger Sub related to, among other things:

•	Corporate Organization

•	Articles of Incorporation and Bylaws

•	Authority relative to this Agreement

•	No Conflict; Required Filings and Consents

•	Absence of Litigation

•	Operations of Merger Sub

•	Brokers

•	Information Supplied

•	Board and Shareholder Determinations

•	No Parent Stockholder Vote

•	Financing Letters

Several of Massey and Merger Sub’s representations and warranties contained in the merger agreement are qualified by reference to whether the item in question has or would reasonably be expected to have a material adverse effect individually or in the aggregate prevents or materially delays consummation of the merger or otherwise prevents or materially prevents Massey and Merger Sub from performing their obligations under the merger agreement.

Conduct of Business by Sunair Prior to Consummation of the Merger

Sunair agrees that prior to the consummation of the merger, unless Massey agrees in writing, Sunair will and will cause each of its subsidiaries to (i) conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice and in compliance in all material respects with applicable law, (ii) use its reasonable best efforts to preserve substantially intact its business organizations, and (iii) preserve the assets and properties of Sunair and its subsidiaries in good repair and condition, in each case in the ordinary course of business in a manner consistent with past practice.

Further, except as previously disclosed to Massey, Sunair agrees that until the consummation of the merger, it will not and will cause each of its subsidiaries not to, among other things:

•	amend or otherwise change its Articles of Incorporation, Bylaws or other similar organizational documents;

•	issue shares of capital stock or instruments convertible into shares of capital stock, except for the issuance of shares of common stock upon the exercise of any outstanding stock options or warrants of Sunair as of the date of the merger agreement;

•	declare or pay dividends or make any other distributions with respect to any shares of capital stock;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of Sunair or any of its subsidiaries;

•	(i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (including assets or accounts from suppliers, vendors or dealers) in the ordinary course of business and in a manner consistent with past practice; (ii) authorize, or make any commitment with respect to, any capital expenditure, other than maintenance expenditures at existing leased properties in the ordinary course of business and consistent with past practice; (iii) enter into any new line of business; or (iv) make investments in persons other than existing subsidiaries;

•	(i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation for employees in the ordinary course of business and in a manner consistent with past practice, except for the payment of bonuses to employees relating to bonus, incentive plans or employment agreements as in effect on the date of the merger agreement and except for the renewal of such bonus or incentive plans in the ordinary course of business consistent with past practices if such plans can be terminated without penalty at the effective time (other than for the payment of incentive compensation or bonus compensation earned at the time of such termination); provided, however, in no event shall bonuses of stock, stock options, stock appreciation rights or any items whose value is tied to the stock price of the Company be awarded pursuant to such plans; (ii) grant any retention, severance or termination pay (other than pursuant to the severance policy of Sunair or any of its subsidiaries as in effect on the date hereof which are identified on disclosure schedule) to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of Sunair or of any subsidiary; (iii) establish, adopt, enter into, terminate or amend any plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a plan if it were in existence as of the date of the merger agreement for the benefit of any director, officer or employee except as required by law; or (iv) loan or advance any money or other property to any current or former director, officer or employee of Sunair or its subsidiaries;

•	make any change (or file for such change) in any method of tax accounting;

•	revoke, change, file, amend, settle or comprise any taxes or tax returns;

•	waive, release settle or comprise any pending threatened litigation, proceeding or investigation;

•	other than in the ordinary course of business and in a manner consistent with past practice, (i) enter into, amend, modify or consent to the termination of any material contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) Sunair or any subsidiary’s rights thereunder; provided, however, in no event shall the Management Services Agreement between Sunair and RPC be amended or modified, even if such amendment or modification is in the ordinary course of business and consistent with past practice;

•	make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

•	fail to maintain in full force and effect the existing insurance policies covering Sunair and its subsidiaries and their respective properties, assets and businesses;

•	enter into, amend, modify or consent to the termination of any contract that would be a material contract or transaction that would be required to be set forth in the disclosure schedules as if in effect on the date of the merger agreement;

•	repurchase, repay or incur any indebtedness (other than in connection with the lease of new vehicles or letters of credit in the ordinary course of business) or make any loans or advances, or grant any security interest in any of its assets, except for repayments of indebtedness, in amounts and at times determined by Sunair in its discretion, under that certain credit agreement dated as of June 7, 2005, as amended, among Sunair and Wachovia Bank, National Association, and except in the ordinary course of business and consistent with past practice;

•	file any insurance claim except in the ordinary course of business and consistent with past practice; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Other Covenants under the Merger Agreement

Proxy Statement and Shareholders Meeting

We have agreed to file a proxy statement with the SEC as promptly as practicable after signing the merger agreement and to respond as promptly as practicable to any SEC comments. The merger agreement also requires us to call a meeting of our shareholders for the purpose of obtaining shareholder approval of the merger agreement as soon as reasonably practicable after the SEC has completed its review of the proxy statement. Except in the case where the board has withdrawn or modified its recommendation because it has received a superior acquisition proposal, the proxy statement shall include the recommendation of the board in favor of the adoption and approval of the merger agreement and the merger, and the board is required to use its reasonable best efforts to obtain from its shareholders approval of the merger agreement and the merger.

Indemnification and Insurance

For 6 years after the effective time, Massey shall indemnify, defend and hold harmless Sunair and its subsidiaries’ directors, officers and employees from certain claims asserted prior to, at or after the effective time of the merger, to the fullest extent required by Sunair and its subsidiaries’ organizational documents or permitted under applicable law.

Sunair shall obtain prior to the effective time of the merger “tail” insurance policies with a claims period of at least 6 years from the effective time with respect to directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of Sunair for claims arising from facts or events that occurred on or prior to the effective time of the merger.

Employee Matters

The merger agreement provides that Massey will, for a period of one year after the effective time of the merger, cause the surviving corporation and its subsidiaries to provide each of our company employees (“affected employees”) with benefits that are, in the aggregate, substantially comparable and no less favorable to such employees as the benefits that the employees received prior to the merger (“continuing benefits”). Massey has agreed to cause any eligible expenses incurred by any affected employee and his or her covered dependents to be taken into account in connection with continuing benefits for satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such affected employees and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such continued benefits. In addition, Massey shall cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such affected employee and his or her covered dependents, to the extent such conditions were inapplicable or waived with respect to affected employees immediately prior to the effective time.

Massey shall take all actions required so that eligible employees of Sunair or any subsidiary shall receive service credit for purposes of continuing benefits and under its vacation, severance programs, pension plans and post-retirement welfare benefit plans, for the duration of their service with Sunair and any subsidiary (including, where applicable, past service credit with other entities recognized by Sunair or its subsidiaries prior to the date of the merger agreement). Notwithstanding anything to the contrary contained therein, the merger agreement is not intended to create a contract between Sunair and any of its employees and none of the employees of Sunair are entitled to rely on the merger agreement as the basis for any breach of contract claim against Massey or Sunair. The merger agreement is also not intended to modify, amend or create any employee benefit plan (except as otherwise explicitly provided).

As of the effective time of the merger, we will terminate or cause to be terminated our stock incentive plans.

Reasonable Best Efforts

The parties to the merger agreement have agreed to cooperate with each other and use all reasonable best efforts to promptly (a) take all actions necessary to cause the conditions to closing the merger to be satisfied as promptly as practicable and to consummate the merger, and (b) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any third party or governmental authority necessary to consummate the transactions contemplated by the merger.

Certain Other Covenants

The merger agreement contains additional covenants, including covenants relating to cooperation regarding filings with governmental and other agencies and organizations and obtaining any governmental or third-party consents or approvals, access to information, fees and expenses, resignations of the directors and officers of Sunair designated by Massey, our reasonable efforts to assist Massey in obtaining any estoppel certificates from any ground lessor under the ground leases underlying the leased property, public announcements, and mutual notification of particular events.

No Solicitation of Competing Transaction Proposals

The merger agreement provides that Sunair will not, nor will it authorize or permit its subsidiaries or representatives to, directly or indirectly:

•	initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction proposal (as defined below),

•	enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a competing transaction proposal,

•	enter into any agreement with respect to a competing transaction proposal,

•	agree to or endorse any competing transaction proposal, or

•	authorize any of our officers or directors or any of our subsidiaries to take any such action, and Sunair shall use its reasonable efforts to cause its directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Sunair) not to take any such action.

However, this covenant will not prohibit us from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide expression of interest in writing to enter into a competing transaction proposal if:

•	our board of directors determines in good faith, after consultation with our outside legal advisors, that the failure to consider the competing transaction proposal would be inconsistent with its fiduciary duties under applicable law;

•	our board of directors has no reason to believe that such expression of interest is not made in good faith; and

•	promptly after furnishing information to, or entering into discussions or negotiations with, such person or entity, we provide verbal notice within 48 hours and written notice within 72 hours to Massey to the effect that we plan to furnish information to, or enter into discussions or negotiations with, such person or entity.

If the board of directors determines, in good faith, that a competing transaction proposal is a superior acquisition proposal (as defined below), the board may terminate the merger agreement, provided that:

•	we provide at least five (5) business days prior written notice to Massey of our intention to terminate the merger agreement;

•	during such five (5) business day period (or longer period if extended by Sunair and Massey) (the “negotiation period”), we agree to negotiate in good faith with Massey regarding such changes as Massey may propose to the terms of the merger agreement, with the intent of enabling us to agree to a modification of the merger agreement so that the transactions contemplated in the merger agreement may be consummated;

•	after expiration of the negotiation period, the competing transaction proposal remains a superior acquisition proposal (taking into account any modifications to the terms proposed by Massey) and our board of directors confirms its determination (after consultation with outside legal counsel and its outside financial advisors) that such competing transaction proposal is a superior acquisition proposal; and

•	we pay a termination fee of $2.75 million if we terminate the merger agreement on or before November 15, 2009, and a termination fee of $2.75 million plus actual costs to Massey to extend its financing letters or to close on the financing, up to a maximum of $3.5 million, if we terminate the merger agreement after November 15, 2009. This termination fee must be paid in full within six months after we terminate the merger agreement.

If the party making the superior acquisition proposal comes forth with a further proposal, we will provide Massey with further notice of such proposal and an additional five (5) business day negotiation period (or longer period if extended by Sunair and Massey).

As described in the merger agreement, “competing transaction proposal” means any bona fide inquiry, offer or proposal (other than from Massey or Merger Sub or their respective affiliates) concerning any (a) merger, consolidation, share exchange, business combination or similar transaction involving Sunair, (b) direct or indirect sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of the assets of Sunair and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) any tender offer (including a self-tender offer) or exchange offer for fifty (50%) or more of the outstanding shares of Sunair’s common stock or the filing of a registration statement under the Securities Act, in connection therewith.

As described in the merger agreement, “superior acquisition proposal” means any bona fide, written competing transaction proposal made by a third party, not solicited in violation of the merger agreement, that is on terms that the board of directors of Sunair reasonably determines in good faith (after consulting with its outside financial advisors) would after taking into account all the terms and conditions of the competing transaction proposal including any breakup fees, expenses, reimbursement provisions and conditions (including but not limited to financial, legal or regulatory conditions) to consummate the transaction (a) result in a transaction that is more favorable, from a financial point of view, to Sunair’s shareholders than the transactions contemplated hereby if such competing transaction proposal were to be consummated, (b) the board of directors reasonably believes that the competing transaction proposal has a substantial likelihood of being consummated, and (c) for which financing, to the extent required, is evidenced by a financing commitment letter subject only to its terms, executed by a credible, nationally recognized lender of significant financial worth, or is from a person which, in the good faith reasonable judgment of the board of directors (after consultation with its outside financial advisors) is financially capable of consummating the proposal.

Financing

Massey estimates the total amount of funds necessary to complete the merger and the related transactions to be approximately $54 million, which includes approximately $36,007,367 to be paid out to our shareholders, $287,192 to satisfy outstanding options and the remainder to be applied to pay our outstanding debt and fees and expenses incurred in connection with the merger and the related transactions. These payments are expected to be funded with a $33 million senior credit facility from SunTrust Bank and M&I Bank. In addition, Massey has secured additional financing of up to $20 million from AEA Mezzanine pursuant to a binding commitment letter. These financing commitments are subject to customary conditions.

In August 2009, Massey obtained financing commitments from SunTrust Bank and M&I Bank to provide a revolving credit and term loan facility (“senior credit facility”) in the amount of $33 million, consisting of a term loan facility for $23 million and a revolving credit facility of $10 million. SunTrust and M&I Bank have each agreed to finance $16.5 million of the senior credit facility. Massey will use the proceeds of the senior credit facility to (i) finance the acquisition of Sunair pursuant to the terms and conditions of the merger agreement, (ii) refinance existing debt in connection with the merger, (iii) pay certain costs and expenses relating to the merger, and (iv) provide for ongoing working capital and general corporate purposes at Sunair.

One of the closing conditions in the merger agreement is that Massey must have sufficient funds at closing to (i) satisfy all of its obligations under the merger agreement, including payment of the merger consideration in full, (ii) refinance the outstanding indebtedness of Sunair, to the extent necessary, and (iii) pay all of its fees and expenses in connection with the merger and the financing of the merger.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	the approval and adoption of the merger agreement by holders of at least a majority of the outstanding shares of Sunair’s common stock on the record date;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger; and

•	the receipt of all consents, approvals and authorizations of any governmental entity required to consummate the merger, other than the filing of articles of merger with the Secretary of State of the State of Florida.

The obligations of Massey to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of Sunair that are qualified by materiality are true and correct;

•	the representations and warranties of Sunair with regards to capitalization are true and correct in all material respects (except for stock options exercised between the execution of the merger agreement and closing);

•	all other representations and warranties of Sunair are true and correct in all material respects;

•	Sunair having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the consummation of the merger; and

•	Sunair having delivered to Massey a certificate, signed by an executive officer of Sunair, to the effect that each of the conditions specified above has been satisfied.

The obligations of Sunair to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of Massey and Merger Sub that are qualified by materiality are true and correct;

•	all other representation and warranties of Massey and Merger Sub are true and correct in all material respects;

•	Massey and Merger Sub having performed or complied in all material respects with all agreements and covenants required by it under the merger agreement at or prior to the consummation of the merger;

•	Massey having delivered to Sunair a certificate, signed by an executive officer of Massey, to the effect that each of the conditions specified above has been satisfied; and

•	Massey has sufficient funds at the closing to (i) satisfy all of its obligations under the merger agreement, including payment of the purchase price in full; (ii) refinance the outstanding indebtedness of Sunair, to the extent necessary, and (iii) pay all of its fees and expenses in connection with the merger and the financing of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after our shareholders have adopted the merger agreement, as follows:

•	Upon the mutual written agreement of Massey and Sunair;

•	By either Massey or Sunair if the effective time shall not have occurred on or before February 25, 2010, provided, however, that this right to terminate shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before such date;

•	By either Massey or Sunair if any governmental authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger;

•	By Massey, if any of our representations and warranties are or have become untrue or inaccurate, or there has been a breach on our part of any of our covenants or agreements, and such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions; and (ii) is not capable of being cured prior to the closing of the merger or, if capable of being cured, is not cured by us within 30 days following receipt of written notice of such failure to be true or inaccuracy or breach from us;

•	By Sunair, if any of the representations and warranties of either Massey or Merger Sub are or have become untrue or inaccurate, or there has been a breach on the part of either Massey or Merger Sub of any of its covenants or agreements, and such failure to be true or accurate or breach (i) would give rise to the failure of applicable closing conditions; and (ii) is not capable of being cured prior to the closing of the merger or, if capable of being cured, is not cured by Massey or Merger Sub within 30 days following receipt of written notice of such failure to be true or inaccuracy or breach from us

•	By either Massey or Sunair if the merger agreement shall fail to receive the requisite vote for approval by the shareholders of Sunair at the special meeting; or

•	By Sunair, prior to the approval of the merger and the merger agreement by our shareholders, in order to enter into a definitive agreement with respect to a competing transaction proposal as permitted under the merger agreement.

Deposit

Massey deposited $4 million in an escrow account on the date of signing the merger agreement. If the merger agreement closes, this deposit will be applied to Sunair’s closing expense and any remaining amounts will be deposited in the exchange fund and the paying agent will use the funds to pay the merger consideration to Sunair’s shareholders. If the merger agreement does not close, this deposit will be returned to Massey, unless Sunair terminates the merger agreement in situations where it is entitled to a termination fee. If Sunair is entitled to a termination fee, the $4 million deposit will be advanced to Sunair by the escrow agent as payment in full of the termination fee.

Termination Fees

Massey will pay us a termination fee of $4 million if (i) we terminate the merger agreement because the merger has not closed on or before February 25, 2010, due to the failure of Massey to satisfy its obligations under the merger agreement, or (ii) Massey has breached its covenants and obligations under the merger agreement, and these matters can not be cured, if curable, with 30 days notice, provided that in both situations we can not be in breach of any of our obligations under the merger agreement. The termination fee will be paid with funds that Massey has deposited in escrow. In the event Massey becomes obligated to pay this termination fee, our receipt of the termination fee shall be our sole and exclusive remedy against Massey and Merger Sub for any loss or damage suffered as a result of the merger to be consummated.

We are required to pay Massey a termination fee of $2.75 million if we terminate the merger agreement on or before November 15, 2009 because we have received a superior acquisition proposal. If we terminate the merger agreement after November 15, 2009, because we have received a superior acquisition proposal, the amount of the termination fee is equal to $2.75 million plus the actual cost of lender’s fee paid by Massey to extend the termination date of the financing letters beyond November 15, 2009 or to close on such financing, up to a maximum of $3.5 million. We are required to pay this termination fee within six months after the date of the termination of the merger agreement. In the event we become obligated to pay this termination fee, then the receipt by Massey and Merger Sub of this termination fee shall be the sole and exclusive remedy against us for any loss or damage suffered as a result of the failure of the merger to be consummated.

If the merger closes, Massey will pay all of Sunair’s out-of-pocket costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement. If the merger does not close, each party is responsible for their own out of pocket costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Governing Law

The merger agreement is governed by Florida law.

Amendment and Waiver

The merger agreement may be amended by us, Massey and Merger Sub at any time prior to the effective time of the merger. However, after approval of the merger agreement by our shareholders, no amendment can be made except as allowed under applicable law. Any amendment to the merger agreement must be made by a written instrument signed by us, Massey and Merger Sub.

Massey, Merger Sub and we may (a) extend the time for the performance of any obligation or other act of any other party to be performed for the benefit of the waiving party, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (c) waive compliance by any other party with any agreements or conditions compliance with which is for the benefit of the waiving party contained in the merger agreement (to the extent permitted by law). Such waiver must be contained in a written instrument signed by the parties to be bound by such waiver.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

Except as described under “Background of the Merger” beginning on page 17 of this proxy statement, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Sunair’s securities, election of Sunair’s directors or sale or other transfer of a material amount of Sunair’s assets (i) between Sunair or any of its affiliates, on the one hand, and Sunair, Massey, Merger Sub, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any, or (iii) between Sunair and its affiliates, on the one hand, and any person not affiliated with Sunair who would have a direct interest in such matters, on the other hand.

MARKET PRICE OF OUR COMMON STOCK

Our common stock trades on the American Stock Exchange under the symbol “SNR.” As of October 14, 2009, there were 13,093,588 shares of common stock outstanding, held by 349 shareholders of record. The following table sets forth the high and low reported closing sale prices for our common stock for the periods shown as reported on the AMEX.

	High	Low

Year ended September 30, 2009
First quarter	2.30	1.20
Second quarter	1.96	1.32
Third quarter	2.55	1.63
Year ended September 30, 2008
First quarter	3.12	1.66
Second quarter	2.55	1.58
Third quarter	3.03	2.21
Fourth quarter	2.60	1.61
Year ended September 30, 2007
First quarter	4.75	3.61
Second quarter	3.81	3.00
Third quarter	3.70	3.11
Fourth quarter	3.51	2.70

On September 28, 2009, the last trading day before Sunair publicly announced the execution of the merger agreement, the closing sale price for Sunair’s common stock as reported on the AMEX was $1.84. On November 19, 2009, the last trading day before this proxy statement was printed, the closing price for our common stock on the AMEX was $2.69.

Shareholders should obtain a current market quotation for Sunair’s common stock before making any decision with respect to the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of October 14, 2009, the record date (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage ownership of our common stock, by the following: (a) each of our named executive officers, who was employed by us as of the record date, (b) each of our directors, (c) all of our named executive officers and directors as a group, and (d) each person known to management to own beneficially more than 5% of our outstanding common stock. Our “named executive officers” are the persons who were listed in our summary compensation table in our proxy statement for our 2009 annual meeting of shareholders.

As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act as consisting of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights. The address for each named executive officer and director is care of Sunair Services Corporation, 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33432.

	Amount and
	Nature of
	Beneficial	Percent of
Name	Ownership	Class

Directors and Named Executive Officers
Jack I. Ruff(1)	12,500	*
Edward M. Carriero(2)	40,625	*
Joseph S. DiMartino(3)	73,500	*
Mario B. Ferrari(4)(12)	9,933,450	54.84%
Robert C. Griffin(5)	23,750	*
Arnold Heggestad, Ph.D.(6)	61,750	*
Steven P. Oppenheim(7)	38,750	*
Richard C. Rochon(8)	9,933,450	54.84%
Charles P. Steinmetz(9)	430,274	3.28%
All directors and executive officers as a group (9 persons)(10)	10,6147,599	57.95%
Other 5% or Greater Shareholders
Coconut Palm Capital Investors II, Ltd.(11)	9,914,700	54.80%
Michael Brauser(12)	1,403,300	10.25%
Michael Herman(12)	2,180,600	16.65%
Dru A. Schmitt(12)	1,486,014	11.11%
Joseph Q. DiMartini(12)	407,124	3.10%
Leon Brauser(12)	80,000	*
Massey Services, Inc.(13)	1,260,972	9.63%

*	Less than 1%.

(1)	Includes 12,500 shares issuable upon currently exercisable options or options exercisable with 60 days of the record date.

(2)	Includes 20,000 shares held by Mr. Carriero’s wife in her IRA account and 20,625 shares issuable upon currently exercisable options or options exercisable within 60 days of the record date.

(3)	Includes 40,000 shares held directly by Mr. DiMartino and 33,750 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date.

(4)	Shares consist of: (i) 18,750 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date; and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Ferrari, and Mr. Ferrari disclaims beneficial ownership of these shares).

(5)	Includes 23,750 shares issuable upon currently exercisable options or options exercisable within 60 days of the record date.

(6)	Includes 38,750 shares issuable upon currently exercisable options or options exercisable within 60 days of the record date.

(7)	Consists of 38,750 shares issuable upon currently exercisable options or options exercisable within 60 days of the record date.

(8)	Shares consist of: (i) 18,750 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date; and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Rochon, and Mr. Rochon disclaims beneficial ownership of these shares).

(9)	Includes 18,750 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date.

(10)	Includes 5,224,375 shares issuable upon exercise of currently exercisable options or options exercisable within 60 days of the record date.

(11)	Consists of 4,914,700 shares of our common stock and 5,000,000 shares of our common stock underlying warrants that are immediately exercisable. 9,808,197 of the 9,914,700 shares of our common stock consist of an aggregate of 4,843,698 shares of common stock and 4,964,499 shares of common stock underlying warrants that are immediately exercisable which Coconut Palm has the sole power to vote pursuant to proxy agreements executed by its limited partners upon the redemption of their limited partnership interests in Coconut Palm. Richard C. Rochon, Chairman of our board of directors, and Mario B. Ferrari, Vice Chairman of our board of directors, are the natural persons who exercise voting and investment control over the shares.

(12)	This information was obtained from a Schedule 13D filed by Mr. Brauser, Dru Schmitt, Michael Herman, Joseph Q. DiMartini and Leon Brauser on February 2, 2009. With respect to Mr. Brauser, it includes (i) 600,000 shares underlying warrants, (ii) 748,400 shares owned jointly with Mr. Brauser’s wife and (iii) 51,000 shares held in trust of which Mr. Brauser is the trustee. With respect to Mr. Schmitt and Dr. Martini, it includes warrants to purchase 285,714 and 50,000 shares of Sunair’s common stock, respectively. The mailing address for the individuals are as follows: Mr. Brauser is 595 S. Federal Highway, Suite 600, Boca Raton, FL 33432; Mr. Schmitt at 13 Twin Springs Lane, St. Louis, MO 63124; Mr. Herman at 1160 Lake Plaza Drive, Suite 210, Colorado Springs, CO 80906; Mr. DiMartini at 4 Carrsworld, Clayton, MO 63105, and Leon Brauser at 7218 Ayshire Lane, Boca Raton, FL 33496.

(13)	This information was obtained from a Schedule 13D filed by Massey Services, Inc. on March 16, 2009. The mailing address to Massey Services, Inc. is 315 Groveland Street, Orlando, Florida 32804.

SHAREHOLDERS SHARING AN ADDRESS

We will deliver only one copy of this proxy statement to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement is delivered. A shareholder can notify us that the shareholder wishes to receive a separate copy of the proxy statement by contacting us at: 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33432, Attn: Corporate Secretary, or by contacting us via telephone at (561) 208-7400. Conversely, if multiple shareholders sharing an address receive multiple proxy statement and wish to receive only one, such shareholders can notify us at the address or phone number set forth above.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of Sunair and no public participation in any future meetings of the shareholders of Sunair. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2010 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy. Proposals of shareholders to be considered for inclusion in the proxy statement and proxy card for the 2010 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Corporate Secretary of Sunair, 1350 E. Newport Center Drive, Suite 201, Deerfield Beach, Florida 33432, and must be received by October 5, 2009. In addition, our bylaws include advance notice provisions that require shareholders desiring to bring nominations for directors or other business before our annual shareholders meeting to do so in accordance with the terms of the advance notice provisions in our bylaws. The advance notice provisions in the bylaws do not apply if the shareholder only seeks to include such matters in the proxy statement pursuant to Rule 14a-8. To be timely, a shareholder who intends to present nominations or a proposal (other than a Rule 14a-8 proposal) at the 2010 Annual Meeting of Shareholders must provide the information set forth in the Bylaws to the Corporate Secretary by December 19, 2009. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, Sunair may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate. The submission of a shareholder proposal does not guarantee that it will be included in Sunair’s proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated November 20, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held On December 14, 2009

The Proxy Statement for our Special Meeting of Shareholders and the proxy card is available at http://www.amstock.com/ProxyServices/ViewMaterials.asp?CoNumber=05980.